Filed Pursuant to Rule 424(b)(5)
File No. 333-60474
PROSPECTUS SUPPLEMENT
(To prospectus dated June 14, 2001)

$750,000,000 PIESSM

(Premium Income Exchangeable SecuritiesSM)

LEHMAN BROTHERS HOLDINGS INC.

6 1/4% Exchangeable Notes Due October 15, 2007

(Subject to exchange into shares of common stock of General Mills, Inc.)

This prospectus supplement and the accompanying prospectus have been prepared for and are to be used by Lehman Brothers Inc., our wholly-owned subsidiary, in connection with the offers and sales in market-making transactions of our 6 1/4% Exchangeable Notes Due October 15, 2007, or PIES. We will not receive any of the proceeds from those sales. Lehman Brothers Inc. may act as a principal or agent in those transactions. The PIES may be offered in negotiated transactions or otherwise.

There is no existing trading market for the PIES and we cannot assure you that one will develop.

Holders of the PIES will receive on each January 15, April 15, July 15 and October 15 beginning on January 15, 2005 and ending on October 15, 2007, coupon payments at a rate of 6 1/4% per annum on the principal amount of $25 per PIES. Under certain circumstances, we will have the option to defer coupon payments until the maturity of the PIES, at which time we may elect to cancel such coupons.

At maturity, we will exchange your PIES for shares of common stock of General Mills, Inc., which we refer to as General Mills, the cash equivalent of those shares or a combination of shares and cash. The number of shares of General Mills common stock or amount of cash you will receive will depend upon the price of General Mills common stock on each of the 20 trading days beginning on September 10, 2007, which is the 25th trading day prior to the maturity date. On each of those 20 trading days, a formula will be applied to that day’s closing price for the General Mills common stock, and the results of the 20 days’ calculations will be added to determine the total number of shares of General Mills common stock (or their cash equivalent) that you will receive on the maturity date. Under that formula, subject to adjustment:

•	for each of those 20 trading days on which the closing price for General Mills common stock is more than $54.24 per share, you will receive, for each $25 principal amount of PIES you own, a fraction of a share of General Mills common stock equal to the result of multiplying 1/20th of 0.5531 share of General Mills common stock by 0.8333;

•	for each of those 20 trading days on which the closing price for General Mills common stock is more than $45.20 per share but less than or equal to $54.24 per share, you will receive, for each $25 principal amount of PIES you own, a fraction of a share of General Mills common stock equal to the result of multiplying 1/20th of 0.5531 share of General Mills common stock by the result of dividing $45.20 by the closing price for General Mills common stock on such trading day; and

•	for each of those 20 trading days on which the closing price for General Mills common stock is $45.20 per share or less, you will receive 1/20th of 0.5531 share of General Mills common stock for each $25 principal amount of PIES you own.

As a result, on the maturity date you will receive a total of between 0.5531 of one share and 0.4609 of one share of General Mills common stock or their cash equivalent for each $25 principal amount of PIES you own. We will have the option to pay you the cash equivalent of some or all of the shares of the General Mills common stock that we would otherwise be required to deliver to you.

In the event of a bankruptcy or other insolvency proceeding of General Mills as more fully described in this prospectus supplement, all of our obligations under the PIES will immediately terminate. Following such termination, you will not receive any further coupon payments and no principal payments, shares of General Mills common stock, cash in lieu of such shares or any other property will be delivered to you at maturity or otherwise.

The General Mills common stock is listed on the New York Stock Exchange under the symbol “GIS.” The PIES are listed on the New York Stock Exchange under the symbol “GIZ.”

Investing in the PIES involves risks. See “Risk Factors” beginning on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

November 18, 2004

“Premium Income Exchangeable Securities” and “PIES” are service marks owned by Lehman Brothers Inc.

You should rely only on the information provided in this prospectus supplement and the attached prospectus, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the attached prospectus or any documents incorporated by reference is accurate as of the date of the applicable document.

The General Mills common stock is registered under the Securities Exchange Act of 1934 and is currently listed on the New York Stock Exchange. General Mills is required to file periodically certain financial and other information specified by the Securities and Exchange Commission, or the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website described under “Where You Can Find More Information” on page 5 of the accompanying prospectus. Neither we nor any of our affiliates make any representation that such publicly available documents are or any other publicly available information regarding General Mills is accurate or complete.

PROSPECTUS SUPPLEMENT SUMMARY

      This summary highlights selected information contained elsewhere in this prospectus supplement and does not contain all the information you may need to consider in making your investment decision. You should read carefully this entire prospectus supplement and consider the information set forth in “Risk Factors.” Except as otherwise noted, all information contained in this prospectus supplement assumes no exercise by the underwriter of its over-allotment option. When we use the terms “Lehman Brothers Holdings,” “we,” “us” or “our” in this prospectus supplement, we mean Lehman Brothers Holdings Inc. and its subsidiaries on a consolidated basis, unless we state or the context implies otherwise.

Lehman Brothers Holdings Inc.

      We are one of the leading global investment banks, serving institutional, corporate, government and high-net-worth clients and customers. Our worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region. We are engaged primarily in providing financial services. Other businesses in which we are engaged represent less than 10 percent of consolidated assets, revenues and pre-tax income.

      Our business includes capital raising for clients through securities underwriting and direct placements, corporate finance and strategic advisory services, securities sales and trading, research, the trading of foreign exchange and derivative products and certain commodities, asset management for high-net-worth and institutional clients and private equity investments. We act as a market-maker in all major equity and fixed income products in both the U.S. and international markets. We are a member of all principal securities and commodities exchanges in the United States, as well as the NASD, Inc., and hold memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Paris and Milan stock exchanges.

      For more information regarding us, see “Lehman Brothers Holdings Inc.” on page 2 and “Where You Can Find More Information” on page 6 of the accompanying prospectus.

      You may request a copy of any document we file with the Securities and Exchange Commission, or the SEC, pursuant to the Securities and Exchange Act of 1934, at no cost, by writing or telephoning us at the following address, which replaces the address provided in the accompanying prospectus:

Office of the Corporate Secretary

399 Park Avenue
New York, New York 10022
(212) 526-0858

      Our principal executive offices are located at the following address, which likewise replaces the address provided in the accompanying prospectus:

745 Seventh Avenue

New York, New York 10019
(212) 526-7000

General Mills, Inc.

      We have obtained the following information regarding General Mills from General Mills’ publicly available documents filed with the SEC.

      General Mills is a leading manufacturer and marketer of packaged consumer foods. General Mills markets its products primarily through its own sales organizations, supported by advertising and other promotional activities. General Mills primarily distributes its products directly to retail food chains, cooperatives, membership stores and wholesalers. General Mills’ fiscal year ends on the last Sunday in May. All references to General Mills’ fiscal years are to General Mills’ fiscal years ending on the last Sunday in

May of each such period. General Mills was incorporated under the laws of the State of Delaware in 1928. On May 31, 2004, General Mills employed approximately 27,580 persons worldwide.

      General Mills’ businesses are divided into three reportable segments:

•	U.S. Retail;

•	Bakeries and Foodservice; and

•	International.

      U.S. Retail consists of cereals, meals, refrigerated and frozen dough products, baking products, snacks, yogurt and organic foods. The U.S. Retail segment accounted for approximately 70% of General Mills’ total fiscal 2004 net sales. General Mills’ principal product categories in the U.S. Retail segment are:

•	Big G Cereals. General Mills produces and sells a number of ready-to-eat cereals, including such well-known brands as CHEERIOS, WHEATIES and TOTAL.

•	Meals. General Mills manufactures and sells several lines of convenient dinner products, including BETTY CROCKER dry packaged dinner mixes, specialty potatoes and instant mashed potatoes, LLOYD’s refrigerated entrees, OLD EL PASO Mexican foods, PROGRESSO soups, and GREEN GIANT canned and frozen vegetables and meal starters.

•	Pillsbury USA. General Mills manufactures and sells refrigerated and frozen dough products, frozen breakfast products and snack products, including a variety of PILLSBURY refrigerated and frozen dough products for cookies, breads and rolls; PILLSBURY frozen waffles and breakfast pastries; and TOTINO’S frozen pizza and snacks.

•	Baking Products. General Mills makes and sells a line of dessert, muffin and baking mixes under the BETTY CROCKER trademark; baking mixes under the BISQUICK trademark; and flour under the GOLD MEDAL trademark.

•	Snacks. General Mills produces and markets POP SECRET microwave popcorn; lines of grain snacks and fruit snacks; CHEX and GARDETTO’s snack mixes; and BUGLES snacks.

•	Yoplait-Colombo. General Mills manufactures and sells yogurt products, such as YOPLAIT and COLOMBO yogurt, including YOPLAIT WHIPS!, a mousse-like yogurt, and YOPLAIT NOURICHE, a meal replacement yogurt drink.

•	Organic. General Mills produces and markets a variety of organic food products under its CASCADIAN FARM and MUIR GLEN trademarks.

      The Bakeries and Foodservice segment consists of products marketed to retail and wholesale bakeries and offered to the commercial and non-commercial foodservice sectors throughout the United States and Canada, such as restaurants and school cafeterias. Bakeries and Foodservice accounted for approximately 16% of General Mills’ total fiscal 2004 net sales. General Mills markets mixes and unbaked, par-baked and fully-baked dough products to bakeries, together with branded products and custom products that are offered to commercial and non-commercial foodservice sectors such as school cafeterias, restaurants and convenience stores.

      The International segment is made up of retail business outside the United States and foodservice business outside of the United States and Canada. International operations accounted for approximately 14% of General Mills’ total fiscal 2004 net sales. In Canada, General Mills markets products in many categories, including cereals, meals, refrigerated dough products, baking products and snacks. Outside of North America, General Mills offers numerous local brands in addition to such internationally recognized brands as HÄAGEN-DAZS ice cream, OLD EL PASO Mexican foods, GREEN GIANT vegetables, PILLSBURY dough products and mixes, BETTY CROCKER mixes and BUGLES snacks. General Mills also sells mixes and dough products to bakery and foodservice customers outside of the United States and Canada.

      In addition to General Mills’ consolidated operations, General Mills manufactures and sells products through several joint ventures.

•	Domestic Joint Ventures. General Mills has a 50% equity interest in 8th Continent, LLC, a joint venture formed with DuPont, to develop and market soy-based beverages. This venture began with a line of 8TH CONTINENT soymilk distributed to limited markets in July 2001 and nationally in June 2003.

•	International Joint Ventures. General Mills has a 50% equity interest in Cereal Partners Worldwide, a joint venture formed with Nestle, S.A., that distributes cereal products in more than 130 countries and republics. Snack Ventures Europe, General Mills’ joint venture with PepsiCo, Inc., manufactures and sells snack foods in Holland, France, Belgium, Spain, Portugal, Greece, the Baltics, Hungary and Russia. General Mills has a 40.5% equity interest in Snack Ventures Europe. General Mills has a 50% interest in each of four joint ventures for the manufacture, distribution and marketing of HÄAGEN-DAZS frozen ice cream products and novelties in the following countries: Japan, Korea, Thailand and the Philippines. General Mills also has a 50% equity interest in Seretram, a joint venture with Co-op de Pau for the production of GREEN GIANT canned corn in France.

      Trademarks and service marks of General Mills in this prospectus supplement are set forth in capital letters and are owned or licensed by General Mills or its subsidiaries.

      The General Mills common stock is registered under the Securities Exchange Act of 1934 and is currently listed on the New York Stock Exchange. General Mills is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website described under “Where You Can Find More Information” on page 5 of the accompanying prospectus. Neither we nor any of our affiliates make any representation that such publicly available documents are or any other publicly available information regarding General Mills is accurate or complete.

The Offering

Issuer	Lehman Brothers Holdings Inc.

Securities Offered	6 1/4% Exchangeable Notes Due October 15, 2007, which we refer to as PIES, with an aggregate principal amount of $750,000,000. Each PIES will be issued with a principal amount of $25.

Offering Price	$25 per PIES, plus accrued coupons, if any, from October 8, 2004.

Maturity Date	October 15, 2007. The maturity date may be extended under certain circumstances.

Ranking	The PIES will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness.

Coupon Rate	6 1/4% per annum on the principal amount of $25 per PIES.

Coupon Payment Dates	January 15, April 15, July 15 and October 15, beginning January 15, 2005. If any coupon payment date is not a business day, you will receive payment on the following business day.

In the event that General Mills does not set a record date for payment of a dividend on its common stock in respect of any quarterly period at least five business days prior to a record date for a coupon payment on the PIES, we will have the option to defer the coupon payment immediately following such record date until the maturity of the PIES. Upon the maturity of the PIES, we may elect to cancel such deferred coupon.

Exchange	At the maturity date, subject to certain exceptions, we will exchange each $25 principal amount of PIES into shares of General Mills common stock (or the cash equivalent as described below) in an amount equal to the sum of:

• for each of the 20 trading days beginning on September 10, 2007, which is the 25th trading day prior to the maturity date, on which the closing price of General Mills common stock is more than $54.24 per share, a fraction of a share of General Mills common stock per PIES equal to the result of multiplying 1/20th of 0.5531 share of General Mills common stock by 0.8333;

• for each of the 20 trading days beginning on September 10, 2007 on which the closing price of General Mills common stock is more than $45.20 per share but less than or equal to $54.24 per share, a fraction of a share of General Mills common stock per PIES equal to the result of multiplying 1/20th of 0.5531 share of General Mills common stock by the result of dividing $45.20 by the closing price of General Mills common stock on such trading day; and

• for each of the 20 trading days beginning on September 10, 2007 on which the closing price of General Mills common stock is $45.20 or less per share, 1/20th of 0.5531 share of General Mills common stock per PIES.

As a result, on the maturity date, subject to adjustment as described herein, you will receive a total of between 0.5531 of one share and 0.4609 of one share of General Mills common stock for each $25 principal amount of PIES you own. See “Description of the PIES — Delivery of General Mills Shares at Maturity” for an illustration of the number of shares of General Mills common stock that you would receive at various closing prices.

Option to Deliver Cash Instead of General Mills Common Stock	We will have the option to pay you cash instead of delivering some or all of the General Mills common stock that we would otherwise be required to deliver to you.

Termination Upon Bankruptcy of General Mills	In the event of a bankruptcy or other insolvency proceeding of General Mills as more fully described under “Description of the PIES — Bankruptcy, Insolvency, Reorganization or Liquidation of General Mills,” all of our obligations under the PIES will immediately terminate. Following such termination, you will not receive any further coupon payments and no principal payments, shares of General Mills common stock, cash in lieu of such shares or any other property will be delivered to you at maturity or otherwise in respect of the PIES.

Certain Adjustment Events	The number of shares of General Mills common stock (or the amount of cash) you receive on the maturity date will be adjusted, or you will receive securities or other property instead of or in addition to the General Mills common stock, if General Mills splits its stock, pays a dividend, issues warrants or distributes certain types of assets or if certain other events occur that are described in detail later in this prospectus supplement (including adjustments for payment of regular quarterly cash dividends on the General Mills common stock in excess of specified amounts which will initially be $0.31 per share of General Mills common stock). See “Description of the PIES — Dilution Adjustments” and “Description of the PIES — Adjustment Events.”

No Early Redemption	We will not have the option to exchange the principal amount of the PIES for General Mills common stock or to otherwise repay the principal of the PIES prior to the maturity date.

No Early Repurchase or Early Conversion Rights	You will not have the option to cause us to repurchase the PIES or exchange the principal amount of the PIES for General Mills common stock prior to the maturity date.

U.S. Federal Income Tax Considerations	No statutory, judicial or administrative authority directly addresses the characterization of the PIES or instruments similar to the PIES for United States federal income tax purposes. We intend to treat, and by purchasing the PIES, for all purposes you will agree to treat a PIES as a financial contract rather than as a debt instrument. As a result, upon a sale, exchange or other disposition of a PIES or upon cash settlement at maturity, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the PIES. Assuming the PIES is treated as a financial contract for United States federal income tax purposes, the gain or loss will be treated as capital gain or loss. If you are an individual and have held the PIES for more than one year, such capital gain will be subject to reduced rates of taxation. Under such treatment, upon settlement in shares of General Mills common stock or other securities that you may receive upon the occurrence of certain events, you will not recognize gain or loss. We intend to report the coupon payments as ordinary income to you, but you should consult your own tax advisor concerning the alternative characterizations. See “United States Federal Income Tax Consequences.”

DTC Eligibility	The PIES will be issued in book-entry form and will be represented by permanent global certificates without coupons deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (DTC) in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Use of Proceeds	This prospectus supplement and the accompanying prospectus are delivered in connection with the sale of PIES by Lehman Brothers Inc. in market-making transactions. We will not receive any of the proceeds from such transactions.

Listing	The PIES are listed on the New York Stock Exchange under the symbol “GIZ.”

New York Stock Exchange Symbol for General Mills Common Stock	General Mills common stock is traded on the New York Stock Exchange under the symbol “GIS.”

Risk Factors

      You should read the “Risk Factors” section of this prospectus supplement to understand the risks associated with an investment in the PIES.

RISK FACTORS

      You should read this “Risk Factors” section to understand the risks associated with an investment in the PIES.

      You should carefully consider the following factors and other information contained and incorporated by reference in this prospectus supplement before deciding to purchase the PIES. Specifically, you should be aware that the trading price of the PIES may vary considerably prior to the maturity date as a result of, among other things, fluctuations in the market price of General Mills common stock and other events that are difficult to predict and beyond our control. The General Mills common stock is registered under the Securities Exchange Act of 1934 and is currently listed on the New York Stock Exchange. General Mills is required to file periodically certain financial and other information specified by the Securities and Exchange Commission, or the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website described under “Where You Can Find More Information” on page 5 of the accompanying prospectus. Neither we nor any of our affiliates make any representation that such publicly available documents are or any other publicly available information regarding General Mills is accurate or complete.

You will bear the full risk of a decline in the value of the General Mills common stock between the pricing date for the PIES and the maturity date.

      The amount of General Mills common stock (or the cash equivalent) that you will receive on the maturity date is not fixed, but is based on the closing price of General Mills common stock on each of 20 trading days before the maturity date. The value of the shares of common stock you receive in exchange for your PIES or the equivalent cash payment may be less than the principal amount of your PIES. If the market price of the common stock declines, the stock that you receive will be worth less than what you paid for your PIES and you will lose money. Moreover, you will lose your total investment in the PIES if General Mills becomes insolvent or bankrupt.

Your opportunity for equity appreciation will be less than direct ownership of General Mills common stock.

      The market value of the General Mills common stock (or the cash equivalent) that you will receive on the maturity date represented by the daily amount for any of the days of the 20-trading day period ending on October 5, 2007 will exceed $45.20 per share only if the closing price per share of General Mills common stock on such day exceeds $54.24, which we refer to as the “threshold appreciation price.” The threshold appreciation price represents an appreciation of 20.0% over $45.20. Therefore, during the period prior to maturity, an investment in the PIES affords less opportunity for equity appreciation than a direct investment in the General Mills common stock. If the closing price per share of General Mills common stock on any of the days of the 20-trading day period ending on October 5, 2007 exceeds $45.20, which we refer to as the “initial price,” but falls below or equals the threshold appreciation price, with respect to the daily amount for such day, you will realize no equity appreciation of the General Mills common stock. Furthermore, if the closing price per share of General Mills common stock on any of the days of the 20-trading day period ending on October 5, 2007 exceeds the threshold appreciation price, with respect to the daily amount for such day, you will realize only 83.3% of the value of the shares of General Mills common stock that you could have purchased with $45.20 at the time of the offering. See “Description of the PIES — Delivery of General Mills Shares at Maturity” for an illustration of the number of shares of General Mills common stock that you would receive at various closing prices.

The trading price of General Mills common stock may adversely affect the trading price of the PIES.

      The trading price of the PIES will be influenced by the trading price of General Mills common stock, which in turn will be influenced by General Mills’ operating results and prospects, by economic, financial and other factors and by general market conditions. It is impossible to predict whether the trading price of General Mills common stock will rise or fall over the life of the PIES.

A trading market for the PIES may not develop.

      There is currently no market for the PIES. A secondary market may not develop or, if it does, it might not give you the opportunity to resell your PIES and may not continue for the life of the PIES. Lehman Brothers Inc. has advised us that it presently intends to make a market for the PIES; however, it is not obligated to do so and it may discontinue any market making at any time.

The PIES may affect the market for the General Mills common stock.

      Any market that develops for the PIES is likely to influence and be influenced by the market for the General Mills common stock. For example, the price of the General Mills common stock could become more volatile and could be depressed by investors’ anticipation of the potential distribution into the market of substantial additional amounts of General Mills common stock at the maturity of the PIES, by possible sales of the General Mills common stock by investors who view the PIES as a more attractive means of equity participation in General Mills and by hedging or arbitrage trading activity that may develop involving the PIES and the General Mills common stock.

Certain actions by General Mills may adversely affect the value of the PIES.

      The amount you receive at maturity is subject to adjustment for certain events arising from, among other things, stock splits and combinations, stock dividends and certain other actions of General Mills that modify its capital structure. See “Description of the PIES — Dilution Adjustments” and “— Adjustment Events.” However, other events, such as offerings of General Mills common stock for cash or in connection with acquisitions, which may adversely affect the price of the General Mills common stock, may not result in an adjustment. If any of these other events adversely affects the price of the General Mills common stock, it may also adversely affect the trading price of the PIES.

You will have no rights as General Mills common stockholders, but you may be negatively affected by some changes made with respect to General Mills common stock.

      Until you acquire General Mills common stock upon maturity of the PIES, you will have no rights with respect to the General Mills common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the General Mills common stock, but your investment may be effected by these events. Upon the receipt of shares of General Mills common stock for your PIES, you will be entitled to exercise the rights of a holder of General Mills common stock only as to actions for which the applicable record date occurs after the maturity date of the PIES. For example, in the event that an amendment is proposed to General Mills’ articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the General Mills common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of General Mills common stock. If we choose to deliver only cash upon the maturity of the PIES, you will never be able to exercise any rights with respect to the General Mills common stock.

General Mills has no obligations with respect to the PIES.

      General Mills has no obligations with respect to the PIES or the amount you are to receive at maturity. General Mills is not under any obligation to take your needs or our needs into consideration. General Mills is not involved with the administration or trading of the PIES.

The tax consequences of an investment in the PIES are uncertain.

      Investors should consider the tax consequences of investing in the PIES. No statutory, judicial or administrative authority directly addresses the characterization of the PIES or instruments similar to the PIES for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the PIES are not certain. We are not requesting any ruling from the Internal Revenue Service with respect to the PIES and cannot assure you that the Internal Revenue Service will agree with the treatment described in this document. We intend to treat, and by purchasing a PIES, for all purposes you agree to treat, a PIES as a financial contract rather than as a debt instrument. We intend to report the coupon payments as ordinary income to you, but you should consult your own tax advisor concerning the alternative characterizations. See “United States Federal Income Tax Consequences.”

RATIOS OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

Year Ended November 30,
										Six Months Ended
1999		2000		2001		2002		2003		May 31, 2004

1.12	x	1.14	x	1.11	x	1.13	x	1.29	x	1.44	x

USE OF PROCEEDS

      This prospectus supplement and the accompanying prospectus are delivered in connection with the sale of PIES by Lehman Brothers Inc. in market-making transactions. We will not receive any of the proceeds from such transactions.

RELATIONSHIP BETWEEN LEHMAN BROTHERS HOLDINGS AND GENERAL MILLS

      As of October 4, 2004, we and our affiliates beneficially owned less than 1% of the outstanding General Mills common stock.

      Concurrently and in connection with the initial offering of the PIES, we or an affiliate of ours entered into a purchase agreement with General Mills and we or an affiliate of ours agreed to enter into a forward purchase contract with General Mills under which General Mills will be required to deliver a variable number of shares of General Mills common stock on each of the 20 trading days beginning on September 10, 2007, which is 25 trading days prior to the maturity date of the PIES, against payment of a forward price. The forward price under this forward purchase contract is $750 million, and the contract provides that the number of shares of General Mills common stock that General Mills will be required to deliver generally will depend upon the closing price of General Mills common stock on each of the 20 trading days beginning on September 10, 2007, and will be subject to adjustment under certain circumstances. Initially, the aggregate number of shares of General Mills common stock deliverable under the forward purchase contract will range from 13,827,000 to 16,593,000 shares. On October 7, 2004, we and General Mills agreed to amend and reduce certain adjustment provisions of the forward purchase contract and to provide that General Mills will deliver an additional 491,147 shares of General Mills common stock upon settlement of the forward purchase contract. Under the forward purchase contract, General Mills will pay a quarterly contract fee, for the period from and including the delivery date to the settlement date under the forward purchase contract, at the rate of 2.0% per annum of the aggregate purchase price under the forward purchase agreement. We have no obligation to continue the forward purchase contract with General Mills. General Mills will pay us or our affiliate at closing a fee equal to 1.77% of the aggregate purchase price payable under the forward purchase contract in connection with these transactions.

      The net proceeds from the initial sale of the PIES were used by an affiliate of ours to purchase preferred limited liability company interests in General Mills Cereals, LLC, a subsidiary of General Mills (or a note bearing interest at the same rate as, and convertible into, such preferred limited liability company interests). In addition, either at the time of the initial purchase of such preferred limited liability company interests or at the time of conversion of such note, an affiliate of ours purchased an additional $85 million of the preferred limited liability company interests. The preferred limited liability company interests of General Mills Cereals will initially be entitled to receive preferred distributions at a rate of 4.50% per year through October 15, 2007 and thereafter at a rate equal to a fixed spread over the then current three-year U.S. treasury rate. If General Mills Cereals fails to make the required distributions to the holders of the preferred limited liability company interests when due, General Mills will be restricted from paying any dividends on shares of its common stock until such preferred distributions are made. Upon the occurrence of certain events, including a downgrade in General Mills’ credit ratings below specified levels, specified defaults on our senior debt or General Mills bankruptcy, the holders of the preferred limited liability company interests will be required to exchange such interests for shares of General Mills’ preference stock. Following October 8, 2007, General Mills has the right to repurchase the preferred limited liability company interests of General Mills Cereals and if General Mills does not exercise this right, the interests will be remarketed for a new fixed rate period. We or our affiliate received customary fees in connection with the purchase of the preferred limited liability company interests.

      In connection with the offering of the PIES, General Mills agreed to indemnify us against certain liabilities relating to the General Mills common stock, including liabilities under the Securities Act of 1933.

      Lehman Brothers Inc. and we have customary banking relationships with us, General Mills and our respective affiliates.

DESCRIPTION OF THE PIES

      The following description of the particular terms of the PIES being offered pursuant to this prospectus supplement supplements the more general terms and provisions of our debt securities set forth in the attached prospectus. This description of the PIES is intended to be a useful overview of the material provisions of the PIES, the indenture and the supplemental indenture. Since this description of the PIES is only a summary, you should refer to the indenture and the supplemental indenture for a complete description of our obligations and your rights.

      We are offering PIES which will constitute senior unsecured debt under our senior indenture. The PIES will rank pari passu with all of our other present and future senior unsecured obligations.

Brief Description of the PIES

      The PIES:

•	will be limited to $750,000,000 aggregate principal amount;

•	will mature on October 15, 2007, subject to extension under the circumstances described below under “— Delivery of General Mills Shares at Maturity — Market disruption event;”

•	will bear a coupon at a rate of 6 1/4% per annum, as described below under “— Coupon Payments;”

•	will begin to accrue coupons on October 8, 2004. Coupons will be paid every January 15, April 15, July 15 and October 15, beginning on January 15, 2005. Regular record dates for coupons will be every January 1, April 1, July 1 and October 1.

Coupon Payments

      Except as described below, we will pay coupons on the PIES at a rate of 6 1/4% per annum on the coupon payment dates stated above under “Brief Description of the PIES” and at maturity except that if the maturity date is extended beyond October 15, 2007, we will pay the coupons otherwise due on October 15, 2007 on the maturity date as so extended. Each payment of coupons due on a coupon payment date or at maturity will include coupons accrued from the last date to which coupons have been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to the relevant payment date. We will compute coupons on the PIES on the basis of a 360-day year of twelve 30-day months.

      In the event that General Mills does not set a record date for payment of a dividend on its common stock in respect of any quarterly period at least five business days prior to a record date for a coupon payment on the PIES, we will have the option to defer the coupon payment immediately following such record date until the maturity of the PIES. Upon the maturity of the PIES, we may elect to cancel such deferred coupons.

      In the event of a bankruptcy or other insolvency proceeding of General Mills as more fully described under “— Bankruptcy, Insolvency, Reorganization or Liquidation of General Mills,” all of our obligations under the PIES will immediately terminate. Following such termination, you will not receive any further coupon payments and no principal payments, shares of General Mills common stock, cash in lieu of such shares or any other property will be delivered to you at maturity or otherwise.

      If the maturity date of the PIES is extended beyond October 15, 2007 as the result of the occurrence of a market disruption event, as described below, the coupons described in the preceding paragraphs will cease to accrue on October 15, 2007. If a coupon payment date or the maturity date falls on a day that is not a business day (as defined below), the payment to be made on that date will be made on the next succeeding business day with the same force and effect as if made on that coupon payment date, and no additional coupons will accrue as a result of such delayed payment.

      We will pay the coupon to the investor in whose name the PIES are registered at the close of business on the regular record date relating to the coupon payment date, provided that the coupon payable on the maturity date will be payable to the person to whom the principal is payable. The regular record date relating to a coupon payment date will be the first day of the calendar month of that coupon payment date, whether or not it is a business day. For the purpose of determining the investor at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on the preceding business day.

Delivery of General Mills Shares at Maturity

      General. At maturity (including as a result of acceleration) the principal amount of your PIES will be mandatorily exchanged for a number of shares of General Mills common stock (or the equivalent value in cash as described below) equal to the number of PIES you own multiplied by a number of shares of General Mills common stock that we refer to as the total exchange shares for each PIES. The “total exchange shares” to be delivered in respect of each PIES on the maturity date is an amount equal to the sum of the daily amounts calculated as described below for each of the 20 trading days beginning on September 10, 2007 (which is the 25th trading day prior to the maturity date), unless the PIES are declared or automatically become immediately due and payable following an event of default as described in the accompanying prospectus, in which case the total exchange shares will equal 20 times the daily amount on the date upon which the PIES are so declared to be or automatically become immediately due and payable.

      Daily amount. The “daily amount” per PIES for each of the 20 trading days in the period described above is equal to:

(1) if the closing price for General Mills common stock on the relevant trading day is greater than $54.24, which we refer to as the “threshold appreciation price,” a fraction of a share of General Mills common stock equal to the result of multiplying 1/20th of the share component by 0.8333;

(2) if the closing price for General Mills common stock on the relevant trading day is less than or equal to the threshold appreciation price but is greater than $45.20, which we refer to as the “initial price,” 1/20th of the share component multiplied by a fraction equal to the initial price divided by the closing price for General Mills common stock on such trading day; and

(3) if the closing price for General Mills common stock on the relevant trading day is less than or equal to the initial price, 1/20th of the share component.

      The “share component” is 0.5531 share of General Mills common stock, subject to certain adjustments.

      Accordingly, on the maturity date you will receive a total of between 0.5531 of one share and 0.4609 of one share of General Mills common stock (or the cash equivalent) for each PIES with a principal amount of $25. The value of those shares of General Mills common stock will not necessarily equal the principal amount of your PIES. Any shares of General Mills common stock we deliver to investors that are not affiliated with General Mills will be free of any transfer restrictions under the Securities Act of 1933, and the investors will be responsible for the payment of all brokerage costs upon the subsequent sale of such shares. Investors otherwise entitled to receive fractional shares in respect of their aggregate holdings of PIES will receive cash in lieu thereof. See “— No Fractional Shares” below.

      Notwithstanding the foregoing,

•	in the case of certain dilution events, the daily amount will be subject to adjustment; and

•	in the case of certain adjustment events, the consideration received by investors will be cash or property received in respect of the General Mills common stock or a combination thereof, rather than (or in addition to) shares of General Mills common stock. See “— Dilution Adjustments” and “— Adjustment Events” below.

      If the daily amount is subject to adjustment as described under “— Dilution Adjustments,” the closing price used throughout the definition of daily amount will also be adjusted to determine which of the three clauses in the definition of daily amount will be applicable on the relevant trading day and in the calculation required to be made pursuant to clause (2) of the definition of daily amount. See “— Dilution Adjustments — Adjustment of the closing price.”

      We will have the option to pay you cash instead of delivering General Mills common stock in respect of some or all of the total exchange shares. To exercise this option, we will be required to notify the trustee of our election on or before the beginning of the 20 trading day period, and if we are electing to pay cash instead of delivering a portion of the General Mills common stock we would otherwise by required to deliver, we will be required to specify the portion of the total exchange shares in respect of which we will deliver cash instead of General Mills common stock. The trustee will in turn notify The Depository Trust Company of our election and DTC will notify the holders of the PIES. If we elect to deliver cash in respect of a portion of the total exchange shares, the amount of cash deliverable in respect of such portion generally will be equal to the product of (a) the number of shares of General Mills common stock otherwise deliverable in respect of such portion of the total exchange shares multiplied by (b) the average closing price of General Mills common stock over the 20 trading day period.

      Closing price. The “closing price” of any security on any date of determination means, subject to adjustment as described below under “— Dilution Adjustments — Adjustment of the closing price”:

(1) the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the security (regular way) on the New York Stock Exchange on that date (or, if no closing price is reported, the last reported sale price during that regular trading session),

(2) if the security is not listed for trading on the New York Stock Exchange on that date, as reported in the composite transactions for the principal United States securities exchange on which the security is so listed,

(3) if the security is not so listed on a United States national or regional securities exchange, as reported by The Nasdaq Stock Market,

(4) if the security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization,

(5) if the security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from at least three nationally recognized investment banking firms, which may include one or more of our affiliates, that we select for this purpose, or

(6) if the bid and ask prices are not available, the market value of the security as determined in good faith by a nationally recognized investment banking firm, which may be our affiliate, that we select for this purpose.

      Trading days. A “trading day” means a day on which the Exchange is open for trading and there has not occurred or does not exist a market disruption event. We will give investors notice if a market disruption event occurs during the period beginning on September 10, 2007 and ending upon completion of the 20 trading day period for determining the daily amounts. Unless a market disruption event occurs or the maturity of the PIES is accelerated, the “maturity date” will be October 15, 2007. If a market disruption event occurs, the “maturity date” will be the seventh trading day following the last day of the 20 trading day period for determining the daily amounts, but shall be no later than the 13th trading day following the last day of such 20 trading day period. If 20 trading days for the General Mills common stock have not occurred during the period beginning on September 10, 2007 and ending on October 24, 2007,

(1) all remaining trading days will be deemed to occur on October 23, 2007 and

(2) the closing price for each of the remaining trading days will be the closing price on October 23, 2007 or, if there is a market disruption event on that day, the market value per share of General Mills common stock or any other applicable security as determined by us in our reasonable discretion.

      Business day. A “business day” means any day that is not a Saturday, a Sunday or a day on which the New York Stock Exchange or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

      Market disruption event. A “market disruption event” is defined as any of the following events that we in our reasonable discretion determine has a material effect on the trading price of the General Mills common stock on such day:

(1) any suspension of or limitation imposed on trading by the Exchange during the one-hour period prior to the close of trading for the regular trading session on the Exchange and whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise:

•	relating to the General Mills common stock on the Exchange, or

•	in futures or options contracts relating to the General Mills common stock on the Exchange,

(2) any event (other than an event described in clause (3)) that disrupts or impairs (as determined by us in our reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Exchange in general:

•	to effect transactions in, or obtain market values for, the General Mills common stock on the Exchange, or

•	to effect transactions in, or obtain market values for, futures or options contracts relating to the General Mills common stock on the Exchange, or

(3) the failure of the Exchange to be open prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the Exchange at least one hour prior to the earlier of:

•	the actual closing time for the regular trading session on the Exchange on such day, and

•	the submission deadline for orders to be entered into the Exchange for execution at the actual closing time on such day.

      Exchange. “Exchange” is defined as the New York Stock Exchange or, if the relevant security is not listed for trading on the New York Stock Exchange on the relevant day for a reason other than a market disruption event, the principal United States securities exchange on which the General Mills common stock is so listed or, if the relevant security is not so listed on a United States national or regional securities exchange for a reason other than a market disruption event, The Nasdaq Stock Market or, if prices for the General Mills common stock are not so reported by the Nasdaq Stock Market for a reason other than a market disruption event, the over-the-counter market.

      Illustration. The number of shares of General Mills common stock we will deliver on the maturity date will depend on the closing price for General Mills common stock for each of the 20 trading days beginning on September 10, 2007. Here are three examples of the number of shares of General Mills common stock that a holder of PIES would receive on the stated maturity date, based on the initial price of $45.20 and the threshold appreciation price of $54.24:

Example 1.     Assuming the closing price for General Mills common stock is $60 for each of those 20 trading days:

      Daily amount for each of the 20 trading days =

       1/20th of 0.5531 share of General Mills common stock × 0.8333 =

      0.0230 of one share of General Mills common stock

      The total amount of General Mills common stock delivered at maturity per PIES is equal to the sum of the daily amounts, or 0.4609 of one share of General Mills common stock per PIES. As a result, a holder of PIES would receive only 0.8333 of the appreciation in market value of General Mills common stock above the threshold appreciation price.

Example 2.     Assuming the closing price for General Mills common stock is $50 for each of those 20 trading days:

      Daily amount for each of the 20 trading days =

1/20th of .5531 share of General Mills common stock ×	$45.20 = $50

      0.0250 of one share of General Mills common stock

      The total amount of General Mills common stock delivered at maturity per $25 principal amount of PIES is equal to the sum of the daily amounts, or 0.5000 of one share of General Mills common stock per $25 principal amount of PIES. As a result, a holder of PIES would not realize any of the appreciation in market value of General Mills common stock up to the threshold appreciation price.

Example 3.     Assuming the closing price for General Mills common stock is $40 for each of those 20 trading days:

      Daily amount for each of the 20 trading days =

       1/20th of .5531 share of General Mills common stock =

      0.0277 of one share of General Mills common stock

      The total amount of General Mills common stock delivered at maturity per $25 principal amount of PIES is equal to the sum of the daily amounts, or 0.5531 of one share of General Mills common stock per $25 principal amount of PIES. As a result, a holder of PIES would realize the entire loss in market value of the General Mills common stock from the initial price.

      The above examples are provided for illustrative purposes only. The examples assume that there will be no adjustments to the daily amounts due to any of the events described under “— Dilution Adjustments” below or any other adjustments due to any of the events described under “— Adjustment Events” below, and that we do not elect to deliver cash in lieu of shares of General Mills common stock. Actual closing prices for General Mills common stock may differ from the amounts set forth in the above examples.

Dilution Adjustments

      The daily amount and the closing price used in the calculations above will be subject to adjustment under the circumstances described below. Each adjustment to the daily amount and the closing price will be made successively.

Adjustment of the Daily Amount

      The daily amount is subject to adjustment if General Mills:

(1) pays a stock dividend or makes a distribution, in either case, of shares of General Mills common stock on the outstanding shares of such stock,

(2) subdivides, splits or combines its outstanding shares of General Mills common stock,

(3) issues by reclassification (other than a reclassification pursuant to clause (1), (2) or (3) of the definition of adjustment events below) of its shares of General Mills common stock any other equity securities of General Mills,

(4) issues rights, warrants or options to all holders of General Mills common stock entitling such holders, for a period expiring within 45 days after the record date for the determination of holders of General Mills common stock entitled to receive such rights, warrants or options, to subscribe for or purchase shares of General Mills common stock (other than rights to purchase General Mills common stock pursuant to a plan for the reinvestment of dividends) at a price per share less than the Current Market Price of the General Mills common stock on the date of announcement of such issuance,

(5) distributes to all holders of outstanding shares of General Mills common stock evidences of its indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered in clause (1) or (4) above, any dividend or distribution paid exclusively in cash and any dividend or distribution in connection with the liquidation, dissolution or winding up of General Mills),

(6) distributes cash to all holders of General Mills common stock, excluding

•	any dividend or distribution in connection with General Mills’ liquidation, dissolution or winding up,

•	any quarterly cash dividend on General Mills common stock to the extent that the cash dividend per share of General Mills common stock does not exceed $0.31 per share, as adjusted to reflect subdivisions or combinations of General Mills common stock, or

(7) successfully completes a tender or exchange offer made by General Mills or any of its subsidiaries for General Mills common stock if the cash and fair market value of any other consideration included in the payment per share of General Mills common stock exceeds the Current Market Price of the General Mills common stock as of the expiration time for such tender or exchange offer.

      In the case of the event referred to in clause (1) above, we will adjust the daily amount by multiplying the share component to be used in the calculation of the daily amount in effect at the close of business on the record date for the determination of holders of General Mills common stock entitled to receive the dividend or distribution referred to in clause (1) by the following fraction:

The numerator of this fraction will be:

The sum of the number of shares of General Mills common stock outstanding at the close of business on such record date and the total number of shares constituting such dividend or other distribution.

The denominator of this fraction will be:

The number of shares of General Mills common stock outstanding at the close of business on such record date.

      In the case of the event referred to in clause (2) above, we will proportionately increase or decrease the share component of the daily amount in effect on the day preceding such event.

      In the case of the event referred to in clause (3) above, we will treat a reclassification of General Mills common stock into other equity securities of General Mills as a distribution of such other equity securities under clause (5) above and a subdivision, split or combination, as applicable, of the number of shares of General Mills common stock outstanding immediately prior to such reclassification into the number of shares outstanding immediately thereafter under clause (2) above.

      In the case of the event referred to in clause (4) above, we will adjust the daily amount by multiplying the share component to be used in the calculation of the daily amount in effect at the close of business on the date of announcement for such rights, warrants, or options issuance referred to in clause (4) by the following fraction:

      The numerator of this fraction will be:

(a) The number of General Mills shares outstanding at the close of business on such date of announcement, plus

(b) The number of additional shares of General Mills common stock offered for subscription or purchase by the terms of the rights or warrants.

      The denominator of this fraction will be:

(x) the number of shares of General Mills common stock outstanding at the close of business on such date of announcement, plus

(y) the number of additional shares of General Mills common stock that the aggregate of the offering price of the total number of shares of General Mills common stock so offered for subscription or purchase by the terms of the rights, warrants or options would purchase at the Current Market Price of the General Mills common stock on such date of announcement.

      In the case of the event referred to in clause (5) above, we will adjust the daily amount by multiplying the share component to be used in the calculation of the daily amount in effect at the close of business on the record date for the determination of holders of General Mills common stock entitled to receive the dividend or distribution referred to in clause (5) by the following fraction:

The numerator of this fraction will be:

The Current Market Price per share of General Mills common stock on the record date for the determination of holders of General Mills common stock entitled to receive the dividend or distribution referred to in clause (5).

The denominator of this fraction will be:

The Current Market Price per share of General Mills common stock on such record date, less the then fair market value (as determined in good faith by a nationally recognized investment banking firm, which may be an affiliate of ours, that we retain for this purpose) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of General Mills common stock.

      However, in the event that the fair market value of the portion of any capital stock or other equity securities so distributed (determined based on the average of the closing prices of such securities for the ten trading days after such distribution or, if applicable, the initial public offering price of such securities) applicable to one share of General Mills common stock is equal to or greater than 40% of such Current Market Price of the General Mills common stock, which we refer to as a significant spin-off, in lieu of the foregoing adjustment,

•	for the purpose of calculating the number of shares of General Mills common stock which will be delivered to you upon maturity of the PIES, the references to “closing price” in the definition of daily amount will mean the closing price plus the fair market value of such capital stock or other equity securities so distributed per share of General Mills common stock; and

•	you will receive at maturity, in addition to General Mills common stock, the number of shares of such capital stock or other equity securities you would have received had you held on the record date of such distribution the number of shares of General Mills common stock which will be delivered upon maturity of the PIES.

      In the case of the event referred to in clause (6) above, we will adjust the daily amount by multiplying the share component to be used in the calculation of the daily amount in effect at the close of business on the record date for the determination of holders of General Mills common stock entitled to receive the dividend referred to in clause (6) by the following fraction:

The numerator of this fraction will be:

The Current Market Price per share of General Mills common stock on the record date for the determination of holders of General Mills common stock entitled to receive the distribution referred to in clause (6).

The denominator of this fraction will be:

The Current Market Price per share of General Mills common stock on such record date less the amount of cash so distributed (in excess of the amount excluded as provided above) applicable to one share of General Mills common stock.

      However, in the event that the amount of cash so distributed applicable to one share of General Mills common stock is greater than 25% but less than 75% of such Current Market Price of the General Mills common stock on such record date, in lieu of the foregoing adjustment,

•	for the purpose of calculating the number of shares of General Mills common stock which will be delivered to you upon maturity of the PIES, the references to “closing price” in the definition of daily amount will mean the closing price plus the amount of cash so distributed per share of General Mills common stock; and

•	you will receive at maturity, in addition to General Mills common stock, the amount of cash you would have received had you held on the record date of such distribution the number of shares of General Mills common stock which will be delivered upon maturity of the PIES.

      In the event the amount of such distribution is equal to or greater than 75% of such Current Market Price, in lieu of the foregoing adjustment, such distribution will constitute an adjustment event.

      In the case of the event referred to in clause (7) above, we will adjust the daily amount by multiplying the share component to be used in the calculation of the daily amount in effect at the close of business on the day of the expiration time for the tender or exchange offer referred to in clause (7) by the following fraction:

The numerator of this fraction will be:

The product of:

(a) the Current Market Price per share of General Mills common stock as of the expiration time for the tender or exchange offer referred to in clause (7) above and

(b) the number of shares of General Mills common stock outstanding (including any tendered shares) at the close of business on the day of such expiration time less the number of all shares of General Mills common stock validly tendered and not withdrawn as of such expiration date.

The denominator of this fraction will be:

(x) the product of

(i) the Current Market Price per share of General Mills common stock as of the expiration time for the tender or exchange offer referred to in clause (7) above and

(ii) the number of shares of General Mills common stock outstanding (including any tendered shares) at the close of business on the day of such expiration time less

(y) the amount of cash plus the fair market value (as determined in good faith by a nationally recognized investment banking firm, which may be an affiliate of ours, that we retain for this purpose) of the aggregate consideration payable to holders of General Mills common stock in the tender or exchange offer.

      The “Current Market Price” per share of General Mills common stock on any date of determination means the average of the daily closing prices on each of the 20 consecutive trading days ending on the earlier of such date of determination and the day before the “ex date” with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, shall mean the first date on which General Mills common stock trades regular way on such exchange or in such market without the right to receive such issuance or distribution.

      Any shares of General Mills common stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of General Mills common stock under this section. All adjustments to the share component will be calculated to the nearest .0001 of a share of General Mills common stock (or, if there is not a nearest .0001 of a share, to the next lower .0001 of a share). No adjustment in the share component will be required unless such adjustment would result in an increase or decrease of at least one percent, provided that any adjustments which are not required to be made because an increase or decrease of at least one percent does not result will be carried forward and taken into account in any subsequent adjustment.

Adjustment of the Closing Price

      If an adjustment is made to the share component pursuant to clauses (1), (2), (3), (4), (5), (6) or (7) above (subject to exceptions in the case of certain significant spin-offs or certain significant cash distributions), an adjustment will also be made to the closing price of General Mills common stock as such term is used throughout the definition of daily amount to determine which of the three clauses in the definition of daily amount will be applicable on the relevant trading day and in the calculation required to be made pursuant to clause (2) of the definition of daily amount. The required adjustment to the closing price of General Mills common stock will be made on each day for which a daily amount is calculated by multiplying the closing price of General Mills common stock on such day by the same factor by which the share component was adjusted pursuant to the procedures described above.

Adjustment Events

      The number of shares of General Mills common stock which will be delivered upon maturity of the PIES will be subject to adjustment upon the occurrence of certain events, which we call “adjustment events.” Each of the following events are adjustment events:

(1) any consolidation or merger of General Mills with or into another entity (other than a merger or consolidation in which General Mills is the continuing or surviving corporation and in which the General Mills common stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of General Mills or another entity),

(2) any sale, transfer, lease or conveyance to one or more entities of all or substantially all of the property of General Mills (other than any distribution of capital stock or other equity securities in connection with a significant spin-off),

(3) any statutory exchange of securities of General Mills with another entity,

(4) any distribution of cash to all holders of General Mills common stock where the amount of cash distributed applicable to one share of General Mills common stock is equal to or greater than 75% of the Current Market Value of the General Mills common stock on the record date of such distribution, and

(5) any liquidation, dissolution or winding up of General Mills (other than under an insolvency event).

      If any adjustment event occurs, or if the record date therefor falls, on or prior to the maturity date, you will generally receive on the maturity date, with respect to each PIES, the kind and amount of securities, cash and other property receivable upon, or in connection with, such adjustment event (or the equivalent value in cash as described above) by a holder (including any shares of General Mills common stock retained by such holder in connection with such adjustment event) of the number of shares of General Mills common stock that would have been exchanged for each PIES if the maturity date for the PIES had occurred immediately prior to such adjustment event. The calculation required to be made to determine the daily amount will be made based on the 20 trading days immediately prior to the effective date of the adjustment event. Therefore, a subsequent change in the price of the securities receivable upon such adjustment event will not affect the number of securities you will receive on the maturity date. You will not receive any interest on the securities, cash or other property distributed upon such adjustment event, and you will have no right to any dividends or distribution thereon which have a record date that is prior to the maturity date of the PIES.

      If the PIES become exchangeable, in whole or in part into any property other than General Mills common stock or cash, such property will be subject to adjustment in the same manner and upon the occurrence of the same types of events described above with respect to the General Mills common stock. Each holder of PIES will be responsible for the payment of any and all brokerage and other transaction costs upon the delivery to it of such other property.

      No adjustments will be made for certain other events, such as offerings of General Mills common stock by General Mills for cash or in connection with acquisitions.

      Notice provisions. We will, upon being notified of the occurrence of an event that requires an adjustment to the daily amount or the occurrence of an adjustment event (or, in either case, if we are not aware of such occurrence, as soon as practicable after becoming so aware), promptly notify the trustee and each owner of PIES in writing of the occurrence of such event including a statement setting forth the factors by which the closing price and the share component used in the calculation of the daily amount are to be adjusted in order to determine which clause of the daily amount definition will apply on each day on which a daily amount is required to be calculated.

Bankruptcy, Insolvency, Reorganization or Liquidation of General Mills

      In the event that an “insolvency event” occurs, all of our obligations under the PIES will immediately terminate. Following such termination, you will not receive any further coupon payments and no principal payments, shares of General Mills common stock, cash in lieu of such shares or any other property will be delivered to you.

      “Insolvency event” means:

(1) General Mills pursuant to or within the meaning of any bankruptcy law (A) commences a voluntary case or proceeding, (B) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding, (C) consents to the appointment of a custodian of it or for any substantial part of its property, (D) makes a general assignment for the benefit of its creditors, (E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it or (F) takes any corporate action to authorize or effect any of the foregoing; or

(2) any person or entity commences a case or proceeding requesting any order or decree under any bankruptcy law (A) for relief against General Mills in an involuntary case, (B) to appoint a custodian of General Mills for all or substantially all of General Mills’ property or (C) to order the winding up or liquidation of General Mills and either (x) a court of competent jurisdiction enters any such order or decree or (y) such case or proceeding has not been dismissed prior to September 9, 2007, the day before the beginning of the 20 trading day measurement period.

No Fractional Shares

      We will not deliver fractional shares of General Mills common stock in exchange for the PIES. If more than one PIES is surrendered at one time by the same investor, the number of full shares of General Mills common stock or related securities to be delivered on the maturity date will be computed on the basis of the total number of PIES so surrendered at the maturity date. Instead of delivering any fractional share or security, each such investor will be entitled to receive an amount in cash equal to the value of such fractional share based on the closing price of such security on the trading day immediately preceding the maturity date.

Same-Day Funds Settlement System and Payment

      We will make all coupon payments on the PIES, and any cash payments on the maturity date, in immediately available funds.

Modifications

      In addition to the matters discussed in the attached prospectus under “Description of Debt Securities — Modifications of the Indentures,” no modification of the indenture or the rights of the holders of PIES may change the manner in which the total exchange shares is determined without the consent of each holder affected thereby.

Information Concerning the Trustee

      Citibank, N.A., as trustee under the indenture, has been appointed by us as paying agent, calculation agent for the payment of interest, agent, registrar and custodian with regard to the PIES.

Calculations in Respect of PIES

      We will be responsible for making many of the calculations called for under the PIES. These calculations include, but are not limited to, determination of the closing prices of General Mills common stock. We will make all these calculations in good faith, we will consult in good faith with General Mills in making such calculations to the extent such consultation does not interfere with our ability to make such calculations promptly and, absent manifest error, our calculations will be final and binding on holders of PIES. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely conclusively on the accuracy of our calculations without independent verification.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of PIES as of October 4, 2004.

      Except where noted, this summary deals only with a PIES held as a capital asset by a United States holder who purchases the PIES at its initial offering price at original issue and does not deal with special situations. For example, except where noted, this summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities financial institutions, regulated investment companies, real estate investment trusts, investors in pass-through entities, tax-exempt entities or insurance companies;

•	tax consequences to persons holding PIES as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of PIES whose “functional currency” is not the U.S. dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

      If a partnership holds PIES, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding PIES, you should consult your tax advisors.

      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of October 4, 2004. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

      The United States federal income tax treatment of securities such as the PIES is not clear. If you are considering the purchase of PIES, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

United States Holders

      The following discussion is a summary of the material United States federal income tax consequences that will apply to you if you are a United States holder of PIES.

      For purposes of this discussion, a United States holder is a beneficial owner of a PIES that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	any trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

      A non-United States holder is a beneficial owner of PIES that is not a United States holder.

General

      No statutory, judicial or administrative authority directly addresses the characterization of the PIES or instruments similar to the PIES for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the PIES are not certain. No ruling is being requested from the Internal Revenue Service with respect to the PIES and no assurance can be given that the Internal Revenue Service will agree with the treatment described herein. We intend to treat, and by purchasing a PIES, for all purposes you agree to treat, a PIES as a financial contract rather than as a debt instrument. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

Coupon Payments

      As mentioned above, we intend to treat the PIES as a financial contract, not debt. There is no direct authority addressing the treatment of the coupon payments under current law, and such treatment is unclear. Such coupon payments may in whole or in part constitute other periodic income payments to you when received or accrued, in accordance with your method of tax accounting. To the extent we are required to file information returns with respect to the coupon payments, we intend to report such payments as taxable income to you. You should consult your own tax advisor concerning the treatment of the coupon payments, including the possibility that any such payment may be treated as interest, a payment analogous to an option premium, a purchase price adjustment or a rebate, rather than being includible in income as other periodic income on a current basis. The treatment of the coupon payments could affect your tax basis in the PIES or your amount realized upon the sale or disposition of the PIES or upon settlement upon maturity of the PIES. See “— Sale, exchange or other disposition, or cash settlement upon maturity.”

Sale, Exchange or Other Disposition, or Cash Settlement Upon Maturity

      Upon a sale, exchange or other disposition, or payment upon cash settlement upon maturity of a PIES, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the PIES. The gain or loss will be treated as capital gain or loss. If you are an individual and have held the PIES for more than one year, such capital gain will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Your basis in the PIES will generally equal your cost of such PIES. Coupon payments, if any, received by you but not includible in your income should reduce your tax basis in the PIES. See “— Coupon payments.”

Physical Settlement Upon Maturity

      Upon settlement at maturity of a PIES in shares of General Mills common stock (or adjustment event securities), although the matter is not free from doubt we intend to take the position that you will not recognize gain or loss on the purchase of the stock or adjustment event security. You will have a tax basis in such stock or fundamental change security equal to your tax basis in your PIES, and will have a holding period in the General Mills common stock (or fundamental change securities) beginning on the date after the stated maturity date of your PIES. You will recognize capital gain or loss with respect to cash received in lieu of a fractional share of such stock.

Alternative Characterizations

      There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the PIES, and it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations, in particular because the PIES in form are debt instruments. Those regulations would require you to accrue interest income at a market rate, notwithstanding the coupon payments actually made, and generally would characterize gain or, to some extent, loss as ordinary rather than capital. The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

Tax-Exempt Investors

      The character of the income recognized on the PIES for purposes of the “unrelated business taxable income” (“UBTI”) rules is uncertain, and it is possible that a tax-exempt investor may recognize UBTI with respect to income realized from the PIES. Prospective investors should consult their own tax advisors with regard to all aspects of UBTI taxation.

Non-United States Holders

      The following discussion is a summary of the material United States federal tax consequences that will apply to you if you are a non-United States holder of PIES.

      Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, foreign personal holding company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States Federal Withholding Tax

      We will generally withhold tax at a 30% rate on coupon payments paid on the PIES, unless such rate is reduced or eliminated by an “other income” or similar provision of an applicable U.S. income tax treaty, provided the relevant certification requirements are satisfied. However, coupon payments that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to your United States permanent establishment, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to United States federal income tax, as described below.

      Based on the treatment of the PIES described above, you should not be subject to United States federal withholding tax for payments on any sale, exchange or other disposition or payment upon maturity of the PIES or on payments received at maturity in respect of the PIES, provided that General Mills is not a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

      As discussed above, alternative characterizations of a PIES for United States federal income tax purposes are possible, which could result in the imposition of United States federal withholding tax on the sale, exchange or other disposition of a PIES. You should consult your own tax advisor regarding the United States federal income tax consequences of an investment in the PIES.

United States Federal Income Tax

      Based on the treatment of the PIES described above, any gain or income realized upon the sale, exchange or other disposition of a PIES generally will not be subject to United States federal income tax unless (i) the gain or income is effectively connected with a trade or business in the United States of a non-United States holder, (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition, and certain other conditions are met or (iii) General Mills is a United States real property holding corporation.

United States Federal Estate Tax

      If you are an individual non-United States holder of PIES, PIES held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

      If you are a United States holder of PIES, information reporting requirements will generally apply to all payments (including coupon payments) received by you or upon the sale, exchange or other disposition of a PIES, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

      If you are a non-United States holder of PIES, we must report annually to the Internal Revenue Service and to you the amount of all payments paid to you (including coupon payments) and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such coupons and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments we make to you provided that we do not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an IRS Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of the PIES made within the United States or conducted through United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

BOOK-ENTRY ISSUANCE

      The PIES will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that we will not issue certificates to you for the PIES. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the PIES. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

      Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant.

      When you purchase PIES through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the PIES on DTC’s records. Since you actually own the PIES, you are the beneficial owner. Your ownership interest will only be recorded on the direct or indirect participants’ records. DTC has no knowledge of your individual ownership of the PIES. DTC’s records only show the identity of the direct participants and the amount of the PIES held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

      The trustee for the PIES will wire payments on the PIES to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of each global security for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants or the indirect participants, who will then contact you as a beneficial holder. If less than all of the PIES are being redeemed, DTC will proportionally allot the amount of the interest of each direct participant to be redeemed.

      It is DTC’s current practice, upon receipt of any payment of coupons, distributions or liquidation amount, to proportionally credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of PIES based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or us.

      PIES represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by us within 90 days; or

•	We decide to discontinue use of the book-entry system.

      If the global security is exchanged for certificated securities, the trustee will keep the registration books for the PIES at its corporate office and follow customary practices and procedures.

      DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

Clearstream and Euroclear

      Links have been established among DTC, Clearstream Banking and Euroclear (two European book-entry depositories similar to DTC), to facilitate the initial issuance of the PIES and cross-market transfers of the PIES associated with secondary market trading.

      Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform those procedures and those procedures may be modified or discontinued at any time.

      Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each U.S. agent of Clearstream and Euroclear, as participants in DTC.

      When PIES are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the PIES against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the PIES will appear on the next day, European time.

      Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending PIES to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

      When a Clearstream or Euroclear participant wishes to transfer PIES to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer PIES against payment. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date; which day would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream or Euroclear participant’s account would instead be valued as of the actual settlement date.

PLAN OF DISTRIBUTION

      This prospectus supplement and the accompanying prospectus are to be used by Lehman Brothers Inc. in connection with the offers and sales of PIES by Lehman Brothers Inc. in market-making transactions effected from time to time. Lehman Brothers Inc. may act as a principal or agent in those transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. These sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

      Because Lehman Brothers Inc. may purchase and sell PIES, and because this prospectus supplement and the accompanying prospectus may be used by Lehman Brothers Inc. in connection with future offers and sales of PIES in market-making transactions effected from time to time, no estimate can be given as to the number and percentage of PIES that will be held by Lehman Brothers Inc. upon termination of any of those sales. Lehman Brothers Inc. has informed us that it does not intend to confirm sales of the PIES to any accounts over which it exercises discretionary authority without the prior specific written approval of those transactions by the customer.

      We have been advised by Lehman Brothers Inc. that, subject to applicable laws and regulations, Lehman Brothers Inc. currently intends to make a market in the PIES. However, Lehman Brothers Inc. is not obligated to do so and any market-making may be interrupted or discontinued at any time without notice. In addition, that market-making activity will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. There can be no assurance that an active trading market will develop or be sustained. See “Risk Factors — A trading market for the PIES may not develop.”

CERTAIN ERISA CONSIDERATIONS

      The following is a summary of certain considerations, as of October 4, 2004, associated with the acquisition of the PIES and the shares of General Mills common stock to be delivered on the maturity date, by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

      In considering an investment in the PIES of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

      Whether or not the underlying assets of Lehman Brothers Holdings or General Mills were deemed to include “plan assets,” as described below, the acquisition and/or holding of the PIES or the shares of the General Mills common stock by an ERISA Plan with respect to which Lehman Brothers Holdings, General Mills or the underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. The direct and indirect subsidiaries and affiliates of Lehman Brothers Holdings provide services to a large numbers of Plans and therefore Lehman Brothers Holdings and its direct and indirect subsidiaries and affiliates may each be considered a party in interest or a disqualified person to many Plans. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, to the acquisition and holding of the PIES and the General Mills common stock to be delivered on the maturity date depending upon the type of Plan fiduciary making the decision to acquire the PIES and the circumstances under which such decision is made. Included among these exemptions are Prohibited Transaction Class Exemption (“PTCE”) 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

      ERISA and the Code do not define “plan assets.” However, regulations (the “Plan Asset Regulations”) promulgated under ERISA by the U.S. Department of Labor generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations. For purposes of the Plan Asset Regulations, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate, less than 25% of the value of any class of such entity’s equity, excluding equity interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof.

      For purposes of the Plan Asset Regulations, a “publicly offered security” is a security that is (a) “freely transferable,” (b) part of a class of securities that is “widely held,” and (c)(i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities to which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Securities Exchange Act of 1934. The Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. The Plan Asset Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances.

      It is not anticipated that either the issuer or General Mills will respectively, (i) monitor whether equity participation by benefit plan investors will be significant or (ii) register as an investment company under the Investment Company Act. It is anticipated that Lehman Brothers Holdings and General Mills will qualify as an “operating company” and/or the PIES and the shares of General Mills common stock to be delivered on the maturity date will each constitute “publicly-offered” securities within the meaning of the Plan Asset Regulations, although no assurances can be given in this regard.

Plan Asset Consequences

      If the assets of the issuer or General Mills were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the issuer or General Mills, as applicable, and (ii) the possibility that certain transactions in which the issuer or General Mills, as applicable, might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

      Because of the foregoing, the PIES should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

      Accordingly, by acceptance of the PIES and the shares of General Mills common stock to be delivered on the maturity date, each purchaser and subsequent transferee of the PIES and such shares of General Mills common stock will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the PIES or such shares of General Mills common stock constitutes assets of any Plan or (ii) the purchase and holding of the PIES and such shares of General Mills common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

      The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the PIES on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the PIES.

EXPERTS

      Our consolidated financial statements and financial statement schedule as of November 30, 2003 and 2002, and for each of the years in the three-year period ended November 30, 2003, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and accountant’s report are incorporated by reference in our annual report on Form 10-K for the year ended November 30, 2003, and incorporated by reference in this prospectus supplement. Our consolidated financial statements referred to above are incorporated by reference in this prospectus supplement in reliance upon the report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

LEGAL MATTERS

      Barrett S. DiPaolo, Senior Vice President of Lehman Brothers Inc. and Associate General Counsel of Lehman Brothers Holdings, has rendered an opinion to us regarding the validity of the PIES. Simpson Thacher & Bartlett LLP, New York, New York acted as legal counsel to the underwriters. Simpson Thacher & Bartlett LLP has from time to time acted as counsel for us and our subsidiaries and may do so in the future.

PROSPECTUS

$24,821,567,094

LEHMAN BROTHERS HOLDINGS INC.

May Offer —

DEBT SECURITIES

PREFERRED STOCK
DEPOSITARY SHARES
COMMON STOCK

Lehman Brothers Holdings will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

The securities offered pursuant to this prospectus are offered in an aggregate principal amount of up to $24,821,567,094 subject to reduction as a result of the sale under certain circumstances of other securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

June 14, 2001

PROSPECTUS SUMMARY

      This summary provides a brief overview of the key aspects of Lehman Brothers Holdings and all material terms of the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of a particular issuance of offered securities, before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the securities that Lehman Brothers Holdings may offer;

•	the accompanying prospectus supplement for such issuance, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” on page 6 for information about Lehman Brothers Holdings. including its financial statements.

LEHMAN BROTHERS HOLDINGS INC.

      Lehman Brothers Holdings is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth individual clients and customers. The company’s worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region.

      The company’s business includes capital raising for clients through securities underwriting and direct placements, corporate finance and strategic advisory services, private equity investments, securities sales and trading, research, and the trading of foreign exchange, derivative products and certain commodities. The company acts as a market-maker in all major equity and fixed income products in both the domestic and international markets. The company is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc., and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Paris and Milan stock exchanges.

      Lehman Brothers Holdings’ principal executive office is at Three World Financial Center, New York, New York 10285, and its telephone number is (212) 526-7000.

THE SECURITIES LEHMAN BROTHERS HOLDINGS MAY OFFER

      Lehman Brothers Holdings may use this prospectus to offer up to $24,821,567,094 of:

•	debt securities,

•	preferred stock,

•	depositary shares, and

•	common stock.

      A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities.

      Since Lehman Brothers Holdings is a holding company, its cash flow and consequent ability to satisfy its obligations under the offered securities are dependent upon the earnings of its subsidiaries and the distribution of those earnings or loans or other payments by those subsidiaries to Lehman Brothers Holdings. Lehman Brothers Holdings’ subsidiaries will have no obligation to pay any amount in respect of offered securities or to make any funds available therefor. Dividends, loans and other payments by Lehman Brothers Inc. and certain other subsidiaries, including payments to Lehman Brothers Holdings, are restricted by net capital and other rules of various regulatory bodies. Additionally, the ability of Lehman Brothers Holdings to participate as an equity holder in any distribution of assets of any subsidiary is generally subordinate to the claims of creditors of the subsidiary.

Debt Securities

      Debt securities are unsecured general obligations of Lehman Brothers Holdings in the form of senior or subordinated debt. Senior debt includes Lehman Brothers Holdings’ notes, debt and guarantees and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if payments on the senior debt were not made.

      Debt securities may bear interest at a fixed or a floating rate and may provide that the amount payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

•	securities of one or more issuers, including Lehman Brothers Holdings,

•	one or more currencies,

•	one or more commodities,

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and/or

•	one or more indices or baskets of the items described above.

      For any particular debt securities Lehman Brothers Holdings offers, the prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the redemption terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; and any other specific terms.

      The senior and subordinated debt will be issued under separate indentures between Lehman Brothers Holdings and a trustee. Below are summaries of the general features of the debt securities from these indentures. For a more detailed description of these features, see “Description of Debt Securities” below. You are also encouraged to read the indentures, which are incorporated by reference in or filed as exhibits to Lehman Brothers Holdings’ registration statement no. 333-60474. You can obtain copies of these documents by following the directions on page 6.

General Indenture Provisions That Apply to Senior and Subordinated Debt

•	Neither indenture limits the amount of debt that Lehman Brothers Holdings may issue or provides holders any protection should there be a highly leveraged transaction involving Lehman Brothers Holdings, although the indentures do limit Lehman Brothers Holdings’ ability to pledge the stock of any subsidiary that meets the financial thresholds in the indenture. These thresholds are described below under “Description of Debt Securities.” Each indenture allows for different types of debt securities, including indexed securities, to be issued in series.

•	The indentures allow Lehman Brothers Holdings to merge or to consolidate with another company, or sell all or substantially all of its assets to another company. If any of these events occur, the other company would be required to assume Lehman Brothers Holdings’ responsibilities for the debt. Unless the transaction resulted in an event of default, Lehman Brothers Holdings would be released from all liabilities and obligations under the debt securities when the other company assumed its responsibilities.

•	The indentures provide that holders of 66 2/3% of the principal amount of the debt securities outstanding in any series may vote to change Lehman Brothers Holdings’ obligations or your rights concerning those securities. However, changes to the financial terms of that security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder of that security consents to the change.

•	Lehman Brothers Holdings may satisfy its obligations under the debt securities or be released from its obligation to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay Lehman Brothers Holdings’ obligations under the particular securities when due.

•	The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

Events of Default

      The events of default specified in the indentures include:

•	failure to pay principal when due;

•	failure to pay required interest for 30 days;

•	failure to make a required scheduled installment payment for 30 days;

•	failure to perform other covenants for 90 days after notice; and

•	certain events of insolvency or bankruptcy, whether voluntary or not.

Remedies

      If there were a default, the trustee or holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

Preferred Stock

      Lehman Brothers Holdings may issue preferred stock with various terms to be established by its board of directors or a committee designated by the board. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or winding up of Lehman Brothers Holdings, voting rights and conversion rights.

      Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to Lehman Brothers Holdings’ common stock. The prospectus supplement will also describe how and when dividends will be paid on the series of preferred stock.

Depositary Shares

      Lehman Brothers Holdings may issue depositary shares representing fractional shares of preferred stock. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

      These depositary shares will be evidenced by depositary receipts and issued under a deposit agreement between Lehman Brothers Holdings and a bank or trust company. You are encouraged to read the standard form of the deposit agreement, which is incorporated by reference in Lehman Brothers Holdings’ registration statement no. 333-60474. You can obtain copies of this document by following the directions on page 6.

Common Stock

      Lehman Brothers Holdings may issue shares of common stock, par value $.10 per share. Holders of the common stock are entitled to receive dividends when declared by the board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no cumulative voting or preemptive rights.

Form of Securities

      Lehman Brothers Holdings will generally issue the securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, Luxembourg. Each sale of a security in book-entry form will settle in immediately available funds through the depositary, unless otherwise stated. Lehman Brothers Holdings will issue the securities only in registered form, without coupons.

Payment Currencies

      Amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars, unless the prospectus supplement states otherwise.

Listing

      If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so state.

USE OF PROCEEDS

      Lehman Brothers Holdings will use the net proceeds it receives from any offering of these securities for general corporate purposes, primarily to fund its operating units and subsidiaries. Lehman Brothers Holdings may use some of the proceeds to refinance or extend the maturity of existing debt obligations. Lehman Brothers Holdings may use a portion of the proceeds from the sale of indexed notes to hedge its exposure to payments that it may have to make on such indexed notes as described below under “Use of Proceeds and Hedging.”

PLAN OF DISTRIBUTION

      Lehman Brothers Holdings may sell the offered securities in any of the following ways:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

      The prospectus supplement win explain the ways Lehman Brothers Holdings sells specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Lehman Brothers Holdings is granting the underwriters, dealers or agents.

      If Lehman Brothers Holdings uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

      Lehman Brothers Holdings expects that the underwriters for any offering will include one or more of its broker-dealer affiliates. It also expects that one or more of these affiliates may offer and sell previously issued offered securities as part of their business, and may act as principals or agents in such transactions. Lehman Brothers Holdings or such affiliates may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

WHERE YOU CAN FIND MORE INFORMATION

      As required by the Securities Act of 1933, Lehman Brothers Holdings filed a registration statement (No. 333-60474) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

      Lehman Brothers Holdings files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Lehman Brothers Holdings files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

      The SEC allows Lehman Brothers Holdings to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Lehman Brothers Holdings files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Lehman Brothers Holdings incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

•	Annual Report on Form 10-K for the year ended November 30, 2000, filed with the SEC on February 28, 2001;

•	Amendment No. 1 to Annual Report on Form 10-K for the year ended November 30, 2000, filed with the SEC on March 9, 2001;

•	Quarterly Report on Form 10-Q for the quarter ended February 28, 2001, filed with the SEC on April 16, 2001;

•	Current Reports on Form 8-K, filed with the SEC on January 4, January 5, February 27, March 13, March 21, April 26 (two filings), May 2, May 22, June 1 and June 14, 2001; and

•	Registration Statement on Form 8-A, filed on April 29, 1994.

      All documents Lehman Brothers Holdings files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date affiliates of Lehman Brothers Holdings stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

      You may request a copy of these filings, at no cost, by writing or telephoning Lehman Brothers Holdings at the following address:

Controller’s Office
Lehman Brothers Holdings Inc.
Three World Financial Center
New York, New York 10285
(212) 526-0660

      You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. Lehman Brothers Holdings has not authorized anyone to provide you with different information. Lehman Brothers Holdings is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

USE OF PROCEEDS AND HEDGING

      General. Lehman Brothers Holdings will use the proceeds it receives from the sale of the offered securities for general corporate purposes, principally to:

•	fund the business of its operating units;

•	fund investments in, or extensions of credit or capital contributions to, its subsidiaries; and

•	lengthen the average maturity of liabilities, by reducing short-term liabilities or re-funding maturing indebtedness.

      Lehman Brothers Holdings expects to incur additional indebtedness in the future to fund its businesses. Lehman Brothers Holdings or an affiliate may enter into one or more swap agreements in connection with sales of the offered securities and may earn additional income from those transactions.

      Hedging. Lehman Brothers Holdings or its subsidiaries may use all or some of the proceeds received from the sale of offered securities to purchase or maintain positions in securities or other assets that may underlie any offered securities, or in securities or other assets that may be used to determine an index or indices that the securities may be linked to. Lehman Brothers Holdings or its subsidiaries may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on such securities, or other derivative or similar instruments relating to any such securities, assets or indices. Lehman Brothers Holdings may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other risk relating to offered securities.

      Lehman Brothers Holdings expects that it or its subsidiaries will increase or decrease their initial hedging position over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying securities, assets or indices. These factors may include the history of price changes in those underlying securities, assets or indices and the time remaining to maturity. Lehman Brothers Holdings may take long or short positions in undertaking any such hedging. These hedging activities may occur from time to time before the offered securities mature and will depend on market conditions.

      In addition, Lehman Brothers Holdings or its subsidiaries may purchase or otherwise acquire long or short positions in the offered securities themselves from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Lehman Brothers Holdings or its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

      If Lehman Brothers Holdings or its subsidiaries have long hedge positions, they may liquidate all or a portion of their holdings at or about the time of the maturity of the offered securities. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Lehman Brothers Holdings is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

      Lehman Brothers Holdings has no reason to believe that its hedging activities will have a material impact on the price of such options, swaps, futures contracts, options on the foregoing, or other derivative or similar instruments, or on the value of the underlying securities, assets or indices. However, Lehman Brothers Holdings cannot guarantee to you that its hedging activities will not affect such prices or value.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED STOCK DIVIDENDS

						Three
						Months
	Year Ended November 30,					Ended
						February 28,
	1996	1997	1998	1999	2000	2001

Ratio of Earnings to Fixed Charges	1.06	1.07	1.07	1.12	1.14	1.12
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.05	1.06	1.06	1.10	1.12	1.11

DESCRIPTION OF DEBT SECURITIES

      Please note that in this section entitled “Description of Debt Securities,” references to Lehman Brothers Holdings refer only to Lehman Brothers Holdings and not to its consolidated subsidiaries. Also, in this section, references to “holders” mean those who own debt securities registered in their own names, on the books that Lehman Brothers Holdings or the trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Book-Entry Procedures and Settlement.”

General

      The debt securities offered by this prospectus will be unsecured obligations of Lehman Brothers Holdings and will be either senior or subordinated debt. Senior debt will be issued under a senior debt indenture. Subordinated debt will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The indentures (including all amendments and a separate related document containing standard multiple series indenture provisions) have been filed with the SEC and are incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions on page 6, or by contacting the applicable indenture trustee.

      A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, has been filed with the SEC or will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of debt security when it has been filed by following the directions on page 6 or by contacting the applicable indenture trustee.

      The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

      Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under the senior debt indenture will be Citibank, N.A., and the trustee under the subordinated debt indenture will be The Chase Manhattan Bank.

      The indentures provide that unsecured senior or subordinated debt securities of Lehman Brothers Holdings may be issued in one or more series, with different terms, in each case as authorized from time to time by Lehman Brothers Holdings. Lehman Brothers Holdings also has the right to “reopen” a previous issue of a series of debt securities by issuing additional debt securities of such series.

Types of Debt Securities

      Lehman Brothers Holdings may issue fixed rate debt securities, floating rate debt securities or indexed debt securities.

Fixed and Floating Rate Debt Securities

      Fixed rate debt securities will bear interest at a fixed rate described in the prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are often issued at a price lower than the principal amount. Federal income tax consequences and other special considerations applicable to any debt securities issued by Lehman Brothers Holdings at a discount will be described in the applicable prospectus supplement.

      Upon the request of the holder of any floating rate debt security, the calculation agent will provide the interest rate then in effect for that debt security, and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

      All percentages resulting from any interest rate calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. All amounts used in or resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

      In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates, and they may include affiliates of Lehman Brothers Holdings.

Indexed Debt Securities

      Lehman Brothers Holdings may also offer indexed debt securities, which may be fixed or floating rate debt securities or bear no interest. The particular terms of any offered indexed debt securities will be described in detail in an accompanying prospectus supplement.

Information in the Prospectus Supplement

      The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title;

•	whether senior or subordinated debt;

•	the total principal amount offered;

•	the percentage of the principal amount at which the securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	whether the debt securities are fixed rate debt securities, floating rate debt securities or indexed debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

•	if the debt security is an original issue discount debt security, the yield to maturity;

•	if the debt securities are floating rate debt securities, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the day count used to calculate interest payments for any period;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in United States dollars, the currency or currency unit in which payment will be made;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	the terms and conditions on which the securities may be redeemed at the option of Lehman Brothers Holdings;

•	any obligation of Lehman Brothers Holdings to redeem, purchase or repay the securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	any provisions for the discharge of Lehman Brothers Holdings’ obligations relating to the securities by deposit of funds or United States government obligations;

•	the names and duties of any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the securities; and

•	any other specific terms of the securities.

      The terms on which a series of debt securities may be convertible into or exchangeable for other securities of Lehman Brothers Holdings or any other entity will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Lehman Brothers Holdings. The terms may include provisions pursuant to which the number of other securities to be received by the holders of such series of debt securities may be adjusted.

      The debt securities will be issued only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “Book-Entry Procedures and Settlement.” Unless otherwise provided in the accompanying prospectus supplement, debt securities denominated in United States dollars will be issued only in denominations of $1,000 and integral multiples thereof. The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

      The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office of the relevant trustee in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but Lehman Brothers Holdings may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer (Section 305).

Payment and Paying Agents

      Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office of the relevant trustee in New York City. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the relevant trustee in New York City, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement (Sections 307 and 1002).

Calculation Agents

      Calculations relating to floating rate debt securities and indexed debt securities will be made by the calculation agent, an institution that Lehman Brothers Holdings appoints as its agent for this purpose. That institution may include any affiliate of Lehman Brothers Holdings, such as Lehman Brothers Inc. Lehman Brothers Holdings may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. The initial calculation agent will be identified in the prospectus supplement.

Senior Debt

      The senior debt securities will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of Lehman Brothers Holdings except subordinated debt.

Subordinated Debt

      The subordinated debt securities will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all “senior debt” (as defined below) of Lehman Brothers Holdings.

      If Lehman Brothers Holdings defaults in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Lehman Brothers Holdings cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

      If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Lehman Brothers Holdings, its creditors or its property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

      Furthermore, if Lehman Brothers Holdings defaults in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all senior debt will first be entitled to receive payment in full in cash before holders of such debt can receive any payments.

      “Senior debt” means:

(1) the principal, premium, if any, and interest in respect of (A) indebtedness of Lehman Brothers Holdings for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Lehman Brothers Holdings, including the senior debt securities;

(2) all capitalized lease obligations of Lehman Brothers Holdings;

(3) all obligations of Lehman Brothers Holdings representing the deferred purchase price of property; and

(4) all deferrals, renewals, extensions and refundings of obligations of the type referred to in clauses (1) through (3);

but senior debt does not include:

(a) subordinated debt securities;

(b) any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities;

(c) indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables; and

(d) indebtedness that is subordinated to an obligation of Lehman Brothers Holdings of the type specified in clauses (1) through (4) above (Subordinated Debt Indenture, Section 1401).

      The effect of clause (d) is that Lehman Brothers Holdings may not issue, assume or guarantee any indebtedness for money borrowed which is junior to the senior debt securities and senior to the subordinated debt securities.

Covenants

      Limitations on Liens. The indentures provide that Lehman Brothers Holdings will not, and will not permit any designated subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of common stock of any designated subsidiary, without providing that each series of debt securities and, at Lehman Brothers Holdings’ option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness (Section 1005).

      “Designated subsidiary” means any subsidiary of Lehman Brothers Holdings, the consolidated net worth of which represents at least 5% of the consolidated net worth of Lehman Brothers Holdings. As of February 28, 2001, the designated subsidiaries were Lehman Brothers Bancorp Inc., Lehman Brothers Bank, FSB, Lehman Brothers Inc., Lehman Brothers Holdings Plc, Lehman Brothers (International) Europe, Lehman Brothers Japan Inc., Lehman Brothers U.K. Holdings (Delaware) Inc., Lehman Brothers UK Holdings Ltd., Lehman Commercial Paper Inc., LCPI Properties Inc., LW-LP Inc., Lehman Re Ltd. and Structured Asset Securities Corp. (Section 101).

      Limitations on Mergers and Sales of Assets. The indentures provide that Lehman Brothers Holdings will not merge or consolidate or transfer or lease all or substantially all its assets, and another person may not transfer or lease all or substantially all of its assets to Lehman Brothers Holdings unless:

•	either (1) Lehman Brothers Holdings is the continuing corporation, or (2) the successor corporation, if other than Lehman Brothers Holdings, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture and

•	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Section 801).

      Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

Modification of the Indentures

      Under the indentures, Lehman Brothers Holdings and the relevant trustee can enter into supplemental indentures to establish the form and terms of any new series of debt securities without obtaining the consent of any holder of debt securities (Section 901).

      Lehman Brothers Holdings and the trustee may, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

      No such modification may, without the consent of the holder of each security so affected:

•	extend the fixed maturity of any such securities,

•	reduce the rate or change the time of payment of interest on such securities,

•	reduce the principal amount of such securities or the premium, if any, on such securities,

•	change any obligation of Lehman Brothers Holdings to pay additional amounts,

•	reduce the amount of the principal payable on acceleration of any securities issued originally at a discount,

•	adversely affect the right of repayment or repurchase at the option of the holder,

•	reduce or postpone any sinking fund or similar provision,

•	change the currency or currency unit in which any such securities are payable or the right of selection thereof,

•	impair the right to sue for the enforcement of any such payment on or after the maturity of such securities,

•	reduce the percentage of securities referred to above whose holders need to consent to the modification or a waiver without the consent of such holders,

•	change any obligation of Lehman Brothers Holdings to maintain an office or agency (Section 902).

Defaults

      Each indenture provides that events of default regarding any series of debt securities will be:

•	failure to pay required interest on any debt security of such series for 30 days;

•	failure to pay principal or premium, if any, on any debt security of such series when due;

•	failure to make any required scheduled installment payment for 30 days on debt securities of such series;

•	failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series; and

•	certain events of bankruptcy or insolvency, whether voluntary or not (Section 501).

      If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. Lehman Brothers Holdings is required to file annually with the trustee a statement of an officer as to the fulfillment by Lehman Brothers Holdings of its obligations under the indenture during the preceding year (Section 1006).

      No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

      Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series (Sections 502 and 512). The trustee generally will not be requested, ordered or directed by any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity (Section 603).

      If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series (Section 506).

      Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Sections 502, 507 and 603).

Defeasance

      Except as may otherwise be set forth in an accompanying prospectus supplement, after Lehman Brothers Holdings has deposited with the trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, then:

•	if the terms of the debt securities so provide, Lehman Brothers Holdings will be deemed to have paid and satisfied its obligations on all outstanding debt securities of such series, which is known as “defeasance and discharge” (Section 401); or

•	Lehman Brothers Holdings will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such debt securities, relating to the debt securities of such series, which is known as “covenant defeasance” (Section 1009).

      When there is a defeasance and discharge, (1) the applicable indenture will no longer govern the debt securities of such series, (2) Lehman Brothers Holdings will no longer be liable for payment and (3) the holders of such debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Lehman Brothers Holdings will continue to be obligated to make payments when due if the deposited funds are not sufficient.

      For a discussion of the principal United States federal income tax consequences of covenant defeasance and defeasance and discharge, see “United States Federal Income Tax Consequences — Tax Consequences of Defeasance” below.

Payment of Additional Amounts

      If so noted in the applicable prospectus supplement for a particular issuance, Lehman Brothers Holdings will pay to the holder of any debt security who is a “United States Alien” (as defined below) such additional amounts as may be necessary so that every net payment of principal of and interest on the debt security, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon the holder by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such debt security to be then due and payable. Lehman Brothers Holdings will not be required, however, to make any payment of additional amounts for or on account of:

•	any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor), being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States, or (2) the presentation of a debt security for payment after 10 days;

•	any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed by reason of such holder’s past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

•	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of, or interest on, such debt security;

•	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any debt security if such payment can be made without withholding by any other paying agent;

•	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the holder or beneficial owner of such debt security, if such compliance is required by statute or by regulation of the United States Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the Code and the regulations that may be promulgated thereunder) of Lehman Brothers Holdings, or (2) a controlled foreign corporation with respect to Lehman Brothers Holdings within the meaning of the Code; or

•	any combinations of items identified in the bullet points above.

      In addition, Lehman Brothers Holdings will not be required to pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof would not have been entitled to the payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt security.

      The term “United States Alien” means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.

Redemption Upon a Tax Event

      If so noted in the applicable prospectus supplement for a particular issuance, the debt securities may be redeemed at the option of Lehman Brothers Holdings in whole, but not in part, on not more than 60 days’ and not less than 30 days’ notice, at a redemption price equal to 100% of their principal amount, if Lehman Brothers Holdings determines that as a result of a “change in tax law” (as defined below):

•	Lehman Brothers Holdings has or will become obligated to pay additional amounts as described under the heading “— Payment of Additional Amounts” on any debt security, or

•	there is a substantial possibility that Lehman Brothers Holdings will be required to pay such additional amounts.

      A “change in tax law” that would trigger the provisions of the preceding paragraph is any change in or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in the laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of the laws, treaties, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) or any other action (other than an action predicated on law generally known on or before the date of the applicable prospectus supplement for the particular issuance of debt securities to which this section applies except for proposals before the Congress prior to that date) taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of the action, whether or not the action or proposal was taken or made with respect to Lehman Brothers Holdings.

      Prior to the publication of any notice of redemption, Lehman Brothers Holdings shall deliver to the Trustee (1) an officers’ certificate stating that Lehman Brothers Holdings is entitled to effect the aforementioned redemption and setting forth a statement of facts showing that the conditions precedent to the right of Lehman Brothers Holdings so to redeem have occurred, and (2) an opinion of counsel to such effect based on such statement of facts.

Governing Law

      Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.

Concerning the Trustees

      Lehman Brothers Holdings has had and may continue to have banking and other business relationships with the trustees in the ordinary course of business.

DESCRIPTION OF COMMON STOCK

      As of the date of this prospectus, Lehman Brothers Holdings’ authorized capital stock includes 600 million shares of common stock. The following briefly summarizes the material terms of Lehman Brothers Holdings’ common stock. You should read the more detailed provisions of Lehman Brothers Holdings’ certificate of incorporation and by-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions on page 6.

Common Stock

      As of March 31, 2001, Lehman Brothers Holdings had outstanding 246,491,672 shares of its common stock. Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by stockholders. Except as otherwise provided by law, the holders of common stock vote as one class together with holders of the company’s Redeemable Voting Preferred Stock, which is described below. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock.

      Upon voluntary or involuntary liquidation, dissolution or winding up of Lehman Brothers Holdings, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is The Bank of New York. The common stock is listed on the New York Stock Exchange and the Pacific Exchange.

Delaware Law, Certificate of Incorporation and By-Law Provisions That May Have an Antitakeover Effect

      The following discussion concerns certain provisions of Delaware law and Lehman Brothers Holdings’ certificate of incorporation and by-laws that may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including offers or attempts that might result in a premium being paid over the market price for its shares.

      Delaware Law. Lehman Brothers Holdings is governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the business combination the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock which is not owned by the interested stockholder.

      A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

      Certificate of Incorporation and By-Laws. Lehman Brothers Holdings’ certificate of incorporation provides that its board of directors be classified into three classes of directors, each class consisting of approximately one-third of the directors. Directors serve a three-year term, with a different class of directors up for election each year. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation’s certificate of incorporation provides otherwise. Lehman Brothers Holdings’ certificate of incorporation does not provide otherwise. Its certificate of incorporation also provides that any action required or permitted to be taken by its stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent.

      Lehman Brothers Holdings’ by-laws provide that special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, the President in the absence or inability of the Chairman of the Board and the Chief Executive Officer, or the Secretary at the request of the board of directors. Written notice of a special meeting stating the place, date and hour of the meeting and the purposes for which the meeting is called must be given between 10 and 60 days before the date of the meeting, and only business specified in the notice may come before the meeting. In addition, Lehman Brothers Holdings’ by-laws provide that directors be elected by a plurality of votes cast at an annual meeting and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

DESCRIPTION OF PREFERRED STOCK

      As of the date of this Prospectus, Lehman Brothers Holdings’ authorized capital stock includes 38 million shares of preferred stock. The following briefly summarizes the material terms of Lehman Brothers Holdings’ preferred stock, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by Lehman Brothers Holdings which will be described in more detail in the prospectus supplement prepared for such series, together with the more detailed provisions of Lehman Brothers Holdings’ restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock, for provisions that may be important to you. The certificate of designation relating to a particular series of preferred stock offered by way of an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a Form 8-K or similar document incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of this document by following the directions on page 6. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. For a description of Lehman Brothers Holdings’ outstanding preferred stock, see below under “Outstanding Preferred Stock.”

General

      Under Lehman Brothers Holdings’ certificate of incorporation, the board of directors of Lehman Brothers Holdings is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series, except as otherwise stated in the certificate of incorporation.

      Prior to the issuance of any series of preferred stock, the board of directors of Lehman Brothers Holdings will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the certificate of incorporation. The term “board of directors of Lehman Brothers Holdings” includes any duly authorized committee.

      The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future, provided that the future issuances are first approved by the holders of the class(es) of preferred stock adversely affected. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Lehman Brothers Holdings and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Lehman Brothers Holdings may have the effect of rendering more difficult or discouraging an acquisition of Lehman Brothers Holdings deemed undesirable by the board of directors of Lehman Brothers Holdings.

      The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Lehman Brothers Holdings.

      The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

      Unless otherwise specified for a particular series of preferred stock in an accompanying prospectus supplement, each series will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

      Holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by the board of directors of Lehman Brothers Holdings out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Lehman Brothers Holdings or, if applicable, the records of the depositary referred to below under “Description of Depositary Shares,” on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

      Lehman Brothers Holdings may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

      Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

      Similarly, Lehman Brothers Holdings may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Lehman Brothers Holdings ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

      The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of common stock of Lehman Brothers Holdings or any other entity.

Redemption

      If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Lehman Brothers Holdings or the holder thereof and may be mandatorily redeemed.

      Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

      Unless Lehman Brothers Holdings defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

      Upon any voluntary or involuntary liquidation, dissolution or winding up of Lehman Brothers Holdings, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

      If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Lehman Brothers Holdings on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Lehman Brothers Holdings after they have received their full liquidation preference.

Voting Rights

      The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of designation establishing such series; or

•	as required by applicable law.

Outstanding Preferred Stock

      Set forth below is specific information concerning the various series of preferred stock that have been issued by Lehman Brothers Holdings and that are currently outstanding.

					Date Next
					Redeemable
	Number of			Redemption	by Lehman	General
	Shares	Dividends		Price Per	Brothers	Voting
Title of Series	Outstanding	Per Year		Share	Holdings	Rights

Redeemable Voting Preferred Stock	1,000	Variable	(1)	$1.00	Variable (2)	Yes (3)
5.94% Cumulative Preferred Stock, Series C	500,000	$29.70		$500.00	05/31/08	No
5.67% Cumulative Preferred Stock, Series D	40,000	$283.50		$5,000.00	08/31/08	No
Fixed/Adjustable Rate Cumulative Preferred Stock, Series E	50,000	$355.75	(4)	$5,000.00	05/31/05	No

(1)	The holders of the Redeemable Voting Preferred Stock (as of the date of this prospectus, The American Express Company and Nippon Life Insurance Company) are entitled to 50% of the amount by which Lehman Brothers Holdings’ net income for a fiscal year exceeds $400 million, to a maximum of $50 million per year (prorated for the final dividend period, which runs from December 1, 2001 to May 31, 2002).

(2)	Redemption is mandatory on May 31, 2002. The holders also have the right to require Lehman Brothers Holdings to redeem the Redeemable Voting Preferred Stock if a Designated Event (as defined in Lehman Brothers Holdings’ certificate of incorporation) occurs, for an aggregate redemption payment of $50 million if such event occurs prior to November 30, 2001.

(3)	Holders of shares of Redeemable Voting Preferred Stock are entitled to 1,059 votes per share when voting as a class with the common stock, subject to anti-dilution adjustment. American Express has agreed that as long as it holds Redeemable Voting Preferred Stock, it will vote it in the same proportion as the common stock holders on matters voted on generally.

(4)	$355.75 until May 31, 2005; thereafter, to be determined, but in any event no less than $380.75 nor more than $680.75.

      Where the above table indicates that the holders of the preferred stock have no general voting rights, this means that they do not vote on matters submitted to a vote of the common stockholders. However, the holders of this preferred stock do have other special voting rights:

•	that are required by law,

•	that apply if there is a default in paying dividends for the equivalent of six calendar quarters, and

•	when Lehman Brothers Holdings wants to create any class of stock having a preference as to dividends or distributions of assets over such series or alter or change the provisions of the certificate of incorporation so as to adversely affect the powers, preferences or rights of the holders of such series.

Some or all of these special voting rights apply to each series of preferred stock listed above. In the event of a default in paying dividends for the equivalent of six calendar quarters, the holders of the Redeemable Voting Preferred Stock, the 5.94% Cumulative Preferred Stock, Series C, the 5.67% Cumulative Preferred Stock, Series D, and the Fixed/Adjustable Rate Cumulative Preferred Stock, Series E, have the right collectively to elect two additional directors to Lehman Brothers Holdings’ board of directors until such dividends are paid.

DESCRIPTION OF DEPOSITARY SHARES

      The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by Lehman Brothers Holdings and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You can obtain copies of these documents by following the directions on page 6. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

      Lehman Brothers Holdings may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Lehman Brothers Holdings will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

      The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Lehman Brothers Holdings and a bank or trust company selected by Lehman Brothers Holdings having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

      The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

      The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of Lehman Brothers Holdings, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

      If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

      Whenever Lehman Brothers Holdings redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Voting Deposited Preferred Stock

      Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

      Lehman Brothers Holdings will agree to take all actions that the preferred stock depositary determines as necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Lehman Brothers Holdings and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Lehman Brothers Holdings.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

      Lehman Brothers Holdings will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Lehman Brothers Holdings also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

      The preferred stock depositary may resign at any time by delivering to Lehman Brothers Holdings notice of its intent to do so, and Lehman Brothers Holdings may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

      The preferred stock depositary will forward all reports and communications from Lehman Brothers Holdings which are delivered to the preferred stock depositary and which Lehman Brothers Holdings is required to furnish to the holders of the deposited preferred stock.

      Neither the preferred stock depositary nor Lehman Brothers Holdings will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Lehman Brothers Holdings and the preferred stock depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Lehman Brothers Holdings and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

FORM, EXCHANGE AND TRANSFER

      Securities will only be issued in registered form; no securities will be issued in bearer form. Lehman Brothers Holdings will issue each security other than common stock in book-entry form only, unless otherwise specified in the applicable prospectus supplement. Common stock will be issued in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under “Book-Entry Procedures and Settlement.”

      If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

•	The securities will be issued in fully registered form in denominations stated in the prospectus supplement. Holders may exchange their securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

•	Holders may exchange, transfer, present for payment or exercise their securities at the office of the relevant trustee or agent indicated in the prospectus supplement. They may also replace lost, stolen, destroyed or mutilated securities at that office. Lehman Brothers Holdings may appoint another entity to perform these functions or may perform them itself.

•	Holders will not be required to pay a service charge to transfer or exchange their securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if Lehman Brothers Holdings’ transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

•	If Lehman Brothers Holdings has the right to redeem, accelerate or settle any securities before their maturity or expiration, and Lehman Brothers Holdings exercises that right as to less than all those securities. Lehman Brothers Holdings may block the transfer or exchange of those securities during the period beginning 15 days before the day Lehman Brothers Holdings mails the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. Lehman Brothers Holdings may also refuse to register transfers of or exchange any security selected for early settlement, except that Lehman Brothers Holdings will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

•	If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

      Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

      Purchasers of securities may only hold interests in the global notes through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary — banks, brokerage houses and other institutions that maintain securities accounts for customers — that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the “top” and the beneficial owner’s own securities intermediary at the “bottom.”

      The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

      A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

•	DTC is unwilling or unable to continue as depositary for such global security and Lehman Brothers Holdings does not appoint a qualified replacement for DTC within 90 days; or

•	Lehman Brothers Holdings in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

      Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

      In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to Participants in accordance with DTC’s procedures.

      DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

      Lehman Brothers Holdings will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Clearstream and Euroclear

      Links have been established among DTC, Clearstream Banking, société anonyme, Luxembourg (“Clearstream Banking SA”) and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

      Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

      Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

      When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant’s account. Credit for the book-entry securities will appear on the next day (European time).

      Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

      When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant’s account would instead be valued as of the actual settlement date.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      In the opinion of Simpson Thacher & Bartlett, our special United States tax counsel, the following discussion is an accurate summary of the material United States federal income tax consequences of the purchase, ownership and disposition of debt securities and common and preferred stock as of the date of this prospectus. Except where noted, this summary deals only with debt securities and common and preferred stock held as capital assets by United States holders and does not deal with special situations. For example, this summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, or persons liable for alternative minimum tax;

•	tax consequences to persons holding debt securities or common or preferred stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to United States holders of debt securities or common or preferred stock whose “functional currency” is not the U.S. dollar;

•	certain expatriates who are holders of our debt securities or common or preferred stock;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. The discussion set forth below also assumes that all debt securities issued under this prospectus constitute debt for United States federal income tax purposes. If any debt security did not constitute debt for United States federal income tax purposes, the tax consequences of the ownership of such debt security could differ materially from the tax consequences described herein. We will summarize any special United States federal tax considerations relevant to a particular issue of the debt securities or common or preferred stock in the applicable prospectus supplement. We will also summarize certain federal income tax consequences, if any, applicable to any offering of depositary shares in the applicable prospectus supplement.

      If a partnership holds our debt securities or common or preferred stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our debt securities, common or preferred stock, you should consult your tax advisors.

      If you are considering the purchase of debt securities or common or preferred stock, you should consult your own tax advisors concerning the federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Debt Securities

Consequences to United States Holders

      The following is a summary of certain United States federal tax consequences that will apply to you if you are a United States holder of debt securities.

      Certain consequences to “non-United States holders” of debt securities are described under “— Consequences to Non-United States Holders” below.

      “United States holder” means a beneficial owner of a debt security that is:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source;

•	a trust that (x) is subject to the primary supervision of a court within the United States and the control of one or more United States persons or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

          Payments of Interest

      Except as set forth below, interest on a debt security will generally be taxable to you as ordinary income from domestic sources at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

          Original Issue Discount

      If you own debt securities issued with original issue discount (“OID”), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute qualified stated interest, as defined below. Notice will be given in the applicable prospectus supplement when we determine that a particular debt security will be an OID debt security.

      A debt security with an issue price that is less than the “stated redemption price at maturity” (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and the interest to be paid meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

      We will give you notice in the applicable prospectus supplement when we determine that a particular debt security will bear interest that is not qualified stated interest.

      If you own a debt security issued with “de minimis” OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time payments, other than qualified stated interest, on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

      Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. OID debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of OID debt securities with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

      If you own OID debt securities with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraph. This method takes into account the compounding of interest. The accruals of OID on an OID debt security will generally be less in the early years and more in the later years.

      The amount of OID that you must include in income if you are the initial United States holder of an OID debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an OID debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

•	the debt security’s adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.

      OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on the debt security (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held of record by persons other than corporations and other exempt holders.

      Floating rate debt securities are subject to special OID rules. In the case of an OID debt security that is a floating rate debt security, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if

•	the interest on a floating rate debt security is based on more than one interest index; or

•	the principal amount of the debt security is indexed in any manner.

      This discussion does not address the tax rules applicable to debt securities with an indexed principal amount. If you are considering the purchase of floating rate OID debt securities or securities with indexed principal amounts, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors regarding the United States federal income tax consequences to you of holding and disposing of those debt securities.

      You may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the Internal Revenue Service. You should consult with your own tax advisors about this election.

          Short-Term Debt Securities

      In the case of debt securities having a term of one year or less, all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount instead of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term debt security, unless you elect to compute this discount using tax basis instead of issue price. In general, individual and certain other cash method United States holders of short-term debt securities are not required to include accrued discount in their income currently unless they elect to do so, but may be required to include stated interest in income as the income is received. United States holders that report income for United States federal income tax purposes on the accrual method and certain other United States holders are required to accrue discount on short-term debt securities (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a short-term debt security will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange or retirement. In addition, if you do not elect to currently include accrued discount in income you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term debt securities.

          Market Discount

      If you purchase a debt security, other than an OID debt security, for an amount that is less than its stated redemption price at maturity, or, in the case of an OID debt security, its adjusted issue price, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt security at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt security.

      Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

          Acquisition Premium, Amortizable Bond Premium

      If you purchase an OID debt security for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that debt security at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the debt security for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

      If you purchase a debt security (including an OID debt security) for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security at a “premium” and, if it is an OID debt security, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the debt security on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

          Sale, Exchange and Retirement of Debt Securities

      Your tax basis in a debt security will, in general, be your cost for that debt security, increased by OID, market discount or any discount with respect to a short-term debt security that you previously included in income, and reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a debt security, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued qualified stated interest that you did not previously include in income, which will be taxable as such) and the adjusted tax basis of the debt security. Except as described above with respect to certain short-term debt securities or with respect to market discount, or as described below with respect to foreign currency debt securities or with respect to contingent payment debt securities that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

          Tax Consequences of Defeasance

      We may discharge our obligations under the debt securities as more fully described under “Description of Debt Securities — Defeasance” above. Such a discharge would generally for United States federal income tax purposes constitute the retirement of the debt securities and the issuance of new obligations. As a result, you would realize gain or loss (if any) on this exchange, which would be recognized subject to certain possible exceptions. Furthermore, following discharge, the debt securities might be subject to withholding, backup withholding and/or information reporting and might be issued with OID.

      Even though federal income tax on the deemed exchange may be imposed on you, you would not receive any cash until the maturity or an earlier redemption of the debt securities, except for any current interest payments.

      Any gain realized would generally not be taxable to Non-United States holders under the circumstances outlined below under “Consequences to Non-United States Holders — United States Federal Income Tax.”

      Under current federal income tax law, a covenant defeasance generally would not be treated as a taxable exchange of the debt securities. You should consult your own tax advisor as to the tax consequences of a defeasance and discharge and a covenant defeasance, including the applicability and effect of tax laws other than the federal income tax law.

Extendible Debt Securities, Renewable Debt Securities and Reset Debt Securities

      If so specified in an applicable prospectus supplement relating to a debt security, we may have the option to extend the maturity of a debt security. In addition, we may have the option to reset the interest rate, the spread or the spread multiplier.

      The United States federal income tax treatment of a debt security with respect to which such an option has been exercised is unclear and will depend, in part, on the terms established for such debt securities by us pursuant to the exercise of the option. You may be treated for federal income tax purposes as having exchanged your debt securities for new debt securities with revised terms. If this is the case, you would realize gain or loss equal to the difference between the issue price of the new debt securities and your tax basis in the old debt securities, and the other consequences described above under “Tax Consequences of Defeasance” would also apply.

      If the exercise of the option is not treated as an exchange of old debt securities for new debt securities, you will not recognize gain or loss as a result of such exchange.

      Original Issue Discount. The presence of such options may also affect the calculation of OID, among other things. Solely for purposes of the accrual of OID, if we issue a debt security and have an option or combination of options to extend the term of the debt security, we will be presumed to exercise such option or options in a manner that minimizes the yield on the debt security. Conversely, if you are treated as having a put option, such an option will be presumed to be exercised in a manner that maximizes the yield on the debt security. If we exercise such option or options to extend the term of the debt security, or your option to put does not occur (contrary to the assumptions made), then solely for purposes of the accrual of OID, the debt security will be treated as reissued on the date of the change in circumstances for an amount equal to its adjusted issue price on the date.

      You should carefully examine the applicable prospectus supplement and should consult your own tax advisor regarding the United States federal income tax consequences of the holding and disposition of such debt securities.

          Foreign Currency Debt Securities

      Payments of Interest. If you receive interest payments made in a foreign currency and you use the cash basis method of accounting, you will be required to include in income the U.S. dollar value of the amount received, determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received regardless of whether the payment is in fact converted into U.S. dollars. You will not recognize exchange gain or loss with respect to the receipt of such payment.

      If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the spot rate on:

•	the last day of the accrual period

•	the last day of the taxable year if the accrual period straddles your taxable year, or

•	on the date the interest payment is received if such date is within five days of the end of the accrual period.

      Upon receipt of an interest payment on such debt security (including, upon the sale of such debt security, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize ordinary gain or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received) and the U.S. dollar value of the interest income you previously included in income with respect to such payment.

      Original Issue Discount. OID on a debt security that is also a foreign currency debt security will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars, in the same manner as interest income accrued by a holder on the accrual basis, as described above. You will recognize exchange gain or loss when OID is paid (including, upon the sale of such debt security, the receipt of proceeds which include amounts attributable to OID previously included in income) to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received). For these purposes, all receipts on a debt security will be viewed:

•	first, as the receipt of any stated interest payments called for under the terms of the debt security

•	second, as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first,

•	third, as the receipt of principal.

      Market Discount and Bond Premium. The amount of market discount on foreign currency debt securities includible in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the foreign currency debt security is retired or otherwise disposed of. If you have elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. You will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

      Bond premium on a foreign currency debt security will be computed in the applicable foreign currency. If you have elected to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, exchange gain or loss, which is generally ordinary gain or loss, will be realized based on the difference between spot rates at such time and the time of acquisition of the foreign currency debt security.

      If you elect not to amortize bond premium, you must translate the bond premium computed in the foreign currency into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

      Sale, Exchange or Retirement. Your tax basis in a foreign currency debt security will be the U.S. dollar value of the foreign currency amount paid for such foreign currency debt security determined at the time of your purchase. If you purchased the foreign currency debt security with previously owned foreign currency, you will recognize exchange gain or loss at the time of the purchase attributable to the difference at the time of purchase, if any, between your tax basis in the foreign currency and the fair market value of the debt security in U.S. dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

      For purposes of determining the amount of any gain or loss you recognize on the sale, exchange retirement or other disposition of a foreign currency debt security, the amount realized on such sale, exchange, retirement or other disposition will be the U.S. dollar value of the amount realized in foreign currency (other than amounts attributable to accrued but unpaid interest not previously included in your income), determined at the time of the sale, exchange, retirement or other disposition.

      You may also recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange, retirement or other disposition) of a foreign currency debt security. Such gain or loss will be treated as ordinary income or loss. The realization of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a foreign currency debt security.

      If a foreign currency debt security is denominated in one of certain hyperinflationary currencies, generally:

•	exchange gain or loss would be realized with respect to movements in the exchange rate between the beginning and end of each taxable year (or such shorter period) the debt security was held, and

•	such exchange gain or loss would be treated as an addition or offset, respectively, to the accrued interest income on, and an adjustment to the holder’s tax basis in, the foreign currency debt security.

      Your tax basis in foreign currency received as interest on (or OID with respect to), or received on the sale, exchange, retirement or other disposition of, a foreign currency debt security will be the U.S. dollar value thereof at the spot rate at the time you receive such foreign currency. Any gain or loss recognized by you on a sale, exchange or other disposition of foreign currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury regulations or administrative pronouncements of the IRS.

      Dual Currency Debt Securities. If so specified in an applicable prospectus supplement relating to a foreign currency debt security, we may have the option to make all payments of principal and interest scheduled after the exercise of such option in a currency other than the specified currency. The United States federal income tax treatment of dual currency debt securities is uncertain. Treasury regulations currently in effect do not address the tax treatment of dual currency debt securities.

      An IRS announcement states that the IRS is considering issuing proposed regulations that would:

•	apply the principles contained in regulations governing contingent debt instruments to dual currency notes in the “predominant currency” of the dual currency notes and

•	apply the rules discussed above with respect to foreign currency notes with OID for the translation of interest and principal into U.S. dollars.

      The IRS states that these concepts are still under consideration. Persons considering the purchase of dual currency notes should carefully examine the applicable prospectus supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such notes.

      If we exercise the option to make payments in a currency other than the specified currency, you may be considered to have exchanged your debt security denominated in the specified currency for a debt security denominated in the optional payment currency. If the exercise is treated as a taxable exchange, you will recognize gain or loss if any, equal to the difference between your basis in the debt security denominated in the specified currency and the value of the debt security denominated in the optional payment currency. If the exercise of the option is not treated as an exchange, you will not recognize gain or loss and your basis in the debt security will be unchanged.

          Contingent Payment Debt Securities

      The OID regulations contain special rules for determining the timing and amount of OID to be accrued with respect to certain debt securities providing for one or more contingent payments. Under these rules, you will accrue OID each year based on the “comparable yield” of the debt securities. The comparable yield of the debt securities will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the debt securities.

      We are required to provide the comparable yield to you and, solely for tax purposes, are also required to provide a projected payment schedule that includes the actual interest payments on the debt securities and estimates the amount and timing of contingent payments on the debt securities. We will give notice in the applicable prospectus supplement when we determine that a particular debt security will be treated as contingent debt.

      The amount of OID on a contingent payment debt security for each accrual period is determined by multiplying the comparable yield of the contingent payment debt security (adjusted for the length of the accrual period) by the debt security’s adjusted issue price at the beginning of the accrual period (determined in accordance with the rules set forth in the OID regulations relating to contingent payment debt instruments). The amount of OID so determined will then be allocated on a ratable basis to each day in the accrual period that you hold the contingent payment debt security.

      If the actual payments made on the contingent payment debt securities in a taxable year differ from the projected contingent payments, adjustments will be made for such differences. A positive adjustment, for the amount by which an actual payment exceeds a projected contingent payment, will be treated as additional interest. A negative adjustment will:

•	first, reduce the amount of interest required to be accrued in the current year

•	second, any negative adjustments that exceed the amount of interest accrued in the current year will be treated as ordinary loss to the extent that your total interest inclusions exceed the total amount of net negative adjustments treated as ordinary loss in prior taxable years, and

•	third, any excess negative adjustments will be carried forward to offset future income or amount realized on disposition.

      Gain on the sale, exchange or retirement of a contingent payment debt security generally will be treated as ordinary income. Loss from the disposition of a contingent payment debt security will be treated as ordinary loss to the extent of your prior net interest inclusions (reduced by the total net negative adjustments previously allowed as an ordinary loss). Any loss in excess of such amount will be treated as capital loss.

      You are generally bound by the comparable yield and projected payment schedule provided by us. However, if you believe that our projected payment schedule is unreasonable, you may set your own projected payment schedule so long as you explicitly disclose the use of such schedule and the reason therefor. Unless otherwise prescribed by the Commissioner of the IRS, such disclosure must be made in a statement attached to your timely filed federal income tax return for the taxable year in which the debt security is acquired.

      For special treatment of foreign currency debt securities or dual currency debt securities that are also contingent payment debt securities, see the applicable prospectus supplement.

      The rules regarding contingent payment debt securities are complex. If you are considering the purchase of debt securities providing for one or more contingent payments, you should carefully examine the applicable prospectus supplement and consult your own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such debt securities.

     Consequences to Non-United States Holders

      The following is a summary of certain United States federal tax consequences that will apply to you if you are a non-United States holder of debt securities.

      Special rules may apply to some non-United States holders, such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies” and corporations that accumulate earnings to avoid United States federal income tax, that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

          United States Federal Withholding Tax

      The 30% United States federal withholding tax will not apply to any payment of principal or interest, including OID, on debt securities provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the debt securities is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries, and you satisfy the certification requirements of applicable U.S. Treasury regulations.

      Special certification rules apply to certain non-United States holders that are entities rather than individuals. If you cannot satisfy the requirements described above, payments of premium, if any, and interest, including OID, made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed

•	IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty; or

•	IRS Form W-8ECI (or successor form) stating that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

      Except as discussed below, the 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of debt securities.

          United States Federal Income Tax

      If you are engaged in a trade or business in the United States and premium, if any, or interest, including OID, on the debt securities is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that interest and OID on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a United States holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments. For this purpose, any premium and interest, including OID, on debt securities will be included in your earnings and profits.

      You will generally not be subject to United States federal income tax on the disposition of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

          United States Federal Estate Tax

      Your estate will not be subject to United States federal estate tax on debt securities beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock, within the meaning of the Code and United States Treasury regulations, and (2) interest on those debt securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

Information Reporting and Backup Withholding

United States Holders

      In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on debt securities and to the proceeds of sale of a debt security made to you (unless you are an exempt recipient such as a corporation). A 31% backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full dividend and interest income.

          Non-United States Holders

      In general, no information reporting or backup withholding will be required regarding payments that we make to you provided that we do not have actual knowledge that you are a United States person and we have received from you the statement described above under “United States Federal Withholding Tax.”

      In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a debt security made within the United States or conducted through certain United States related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a United States person or you otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Common and Preferred Stock

     Consequences to United States Holders

      The consequences of the purchase, ownership or disposition of our stock depend on a number of factors including:

•	the term of the stock;

•	any put or call option or redemption provisions with respect to the stock;

•	any conversion or exchange features with respect to the stock; and

•	the price at which the stock is sold.

      United States holders should carefully examine the applicable prospectus supplement regarding the material United States federal income tax consequences, if any, of the holding and disposition of stock with such terms.

     Consequences to Non-United States Holders

      The following is a summary of certain United States federal tax consequences that will apply to you if you are a non-United States holder of common or preferred stock.

      Special rules may apply to some non-United States holders, such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies” and corporations that accumulate earnings to avoid United States federal income tax, that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

          Dividends

      In general, dividends paid to you (including any deemed dividends that may arise from the excess of the redemption price over the issue price or certain adjustments to the conversion ratio of convertible instruments) will be subject to withholding of United States federal income tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax. Instead, these dividends are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. You must comply with certification and disclosure requirements in order for effectively connected income to be exempt from withholding. If you are a foreign corporation, any effectively connected dividends you receive may also be subject to an additional branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

      A non-United States holder of common or preferred stock who wishes to claim the benefit of an applicable treaty rate, and avoid back-up withholding as discussed below, will be required to satisfy the certification requirements of applicable United States Treasury regulations. Special rules apply to claims for treaty benefits made by non-United States persons that are entities rather than individuals and to beneficial owners of dividends paid to entities in which such beneficial owners are interest holders.

      If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common or Preferred Stock

      You generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common or preferred stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment;

•	you are an individual holding the common or preferred stock as a capital asset, and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

      If you are an individual non-United States holder described in the first bullet point above you will be subject to United States federal income tax on the net gain derived from the sale. If you are an individual non-United States holder described in the second bullet point above you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a non-United States holder that is a foreign corporation and you are described in the first bullet point above, you will be subject to tax on your gain under regular graduated United States federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

      We believe that we are not currently and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes. We will give you notice in an applicable pricing supplement if we determine that we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

      If you are an individual, common or preferred stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

      We will be required to report annually to the IRS and to you the amount of dividends paid to you and the tax withheld from dividend payments made to you, regardless of whether withholding was required. We may make available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty copies of the information returns reporting the dividends and withholding.

      Backup withholding at the rate of 31% generally will apply to dividends paid to you unless you satisfy the certification requirements of applicable United States Treasury regulations.

      Payment of the proceeds of a sale of the common or preferred stock to you within the United States or conducted through some United States related financial intermediaries will be subject to both backup withholding and information reporting unless (l)(a) you certify under penalties of perjury that you are a non-United States holder and (b) the payor does not have actual knowledge that you are a United States person or (2) you otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against your federal income tax liability provided the required information is provided to the IRS.

Preferred Stock and Depositary Shares

      If you are considering the purchase of preferred stock or depositary shares, you should carefully examine the applicable prospectus supplement regarding the special United States federal income tax consequences, if any, of the holding and disposition of such preferred stock or depositary shares including any tax considerations relating to the specific terms of such preferred stock or depositary shares.

PLAN OF DISTRIBUTION

      Lehman Brothers Holdings may offer the offered securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

      Any such underwriters, dealers or agents may include Lehman Brothers Inc. or other affiliates of Lehman Brothers Holdings.

      The prospectus supplement relating to a particular offering of securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to Lehman Brothers Holdings from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, which in the aggregate will not exceed 8 percent of the gross proceeds of the offering;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such offered securities may be listed.

      Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

      In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

      These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

      If dealers are utilized in the sale of offered securities, Lehman Brothers Holdings will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

      Offered securities may be sold directly by Lehman Brothers Holdings to one or more institutional purchasers, or through agents designated by Lehman Brothers Holdings from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Lehman Brothers Holdings to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      If so indicated in the applicable prospectus supplement, Lehman Brothers Holdings will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Lehman Brothers Holdings at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

      In addition, shares of common stock may be issued upon conversion of or in exchange for debt securities, preferred stock or depositary shares.

      Lehman Brothers Inc., the broker-dealer subsidiary of Lehman Brothers Holdings, is a member of the National Association of Securities Dealers, Inc. and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Lehman Brothers Inc. participates will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the NASD. Furthermore, any underwriters offering the offered securities will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

      This prospectus together with any applicable prospectus supplement may also be used by Lehman Brothers Inc. and other affiliates of Lehman Brothers Holdings in connection with offers and sales of the offered securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Such affiliates may act as principals or agents in such transactions. Such affiliates have no obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, in their sole discretion.

      Underwriters, dealers and agents may be entitled, under agreements with Lehman Brothers Holdings, to indemnification by Lehman Brothers Holdings relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Lehman Brothers Holdings and affiliates of Lehman Brothers Holdings in the ordinary course of business.

      Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

United Kingdom Selling Restrictions

      Each underwriter will represent and agree that:

•	it has not offered or sold and prior to the date six months after the date of issue of the offered securities will not offer or sell offered securities in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the offered securities in, from or otherwise involving the United Kingdom; and

•	it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the offered securities to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisement) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

ERISA CONSIDERATIONS

      Lehman Brothers Holdings has subsidiaries, including Lehman Brothers Inc., that provide services to many employee benefit plans. Lehman Brothers Holdings and any direct or indirect subsidiary of Lehman Brothers Holdings may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), and a “disqualified person” under corresponding provisions of the Internal Revenue Code of 1986 (the “Code”), relating to many employee benefit plans. “Prohibited transactions” within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan relating to which Lehman Brothers Holdings or any direct or indirect subsidiary of Lehman Brothers Holdings is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the offered securities should consult with its legal counsel.

LEGAL MATTERS

      Oliver Budde, Vice President of Lehman Brothers Holdings, has rendered an opinion to Lehman Brothers Holdings regarding the validity of the securities offered by the prospectus. Simpson Thacher & Bartlett, New York, New York, or other counsel identified in the applicable prospectus supplement, will act as legal counsel to the underwriters. Simpson Thacher & Bartlett has from time to time acted as counsel for Lehman Brothers Holdings and its subsidiaries and may do so in the future.

EXPERTS

      The consolidated financial statements and financial statement schedule of Lehman Brothers Holdings Inc. as of November 30, 2000 and 1999, and for each of the years in the three-year period ended November 30, 2000, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and such report are incorporated by reference in Lehman Brothers Holdings’ annual report on Form 10-K for the year ended November 30, 2000, and incorporated by reference in this prospectus. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus in reliance upon such report given on the authority of said firm as experts in accounting and auditing. To the extent that Ernst & Young LLP audits and reports on consolidated financial statements of Lehman Brothers Holdings issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report given on said authority.

[Globe Graphic]

$750,000,000 PIESSM

(Premium Income Exchangeable SecuritiesSM)

LEHMAN BROTHERS HOLDINGS INC.

6 1/4% Exchangeable Notes

Due October 15, 2007

(Subject to exchange into shares of common stock of General Mills, Inc.)

PROSPECTUS SUPPLEMENT

(including prospectus

dated June 14, 2001)

LEHMAN BROTHERS

“Premium Income Exchangeable Securities” and “PIES” are service marks owned by Lehman Brothers Inc.